Exhibit 2.1

confidential

EXECUTION COPY

BUSINESS COMBINATION AGREEMENT

by and among

TRIDENT ACQUISITIONS CORP.,

TRIDENT MERGER SUB II CORP.,

and

AUTOLOTTO, INC.

DATED AS OF FEBRUARY 21, 2021

i

ii

iii

EXHIBITS

Exhibit A	Form of Employment Agreement

Exhibit B	Certificate of Merger

Exhibit C	Trident Second Amended and Restated Certificate of Incorporation

Exhibit D	Trident Amended and Restated Bylaws

Exhibit E	Form of Incentive Equity Plan

i

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of February 21, 2021 (the “Effective Date”), by and among (i) Trident Acquisitions Corp., a Delaware corporation (“Trident”), (ii) Trident Merger Sub II Corp., a Delaware corporation and a wholly-owned subsidiary of Trident (“Merger Sub”), and (iii) AutoLotto, Inc., a Delaware corporation (the “Company”). Each of Trident, Merger Sub and the Company is also referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

(A)	WHEREAS, (a) Trident is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses and (b) Merger Sub is a newly formed, wholly-owned, direct subsidiary of Trident that was formed for the sole purpose of the Merger;

(B)	WHEREAS, on the Closing Date, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving company (the “Surviving Company”) in the Merger and, after giving effect to the Merger, becoming a wholly owned Subsidiary of Trident, on the terms and subject to the conditions set forth in this Agreement;

(C)	WHEREAS, for U.S. federal income tax purposes, (a) it is intended that the Merger will qualify as a “reorganization” under Section 368(a) of the Code and, (b) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder (collectively, the “Intended Tax Treatment”);

(D)	WHEREAS, simultaneously with the Closing, the Founder Holders will forfeit for no consideration (a) a certain number of shares of Trident Common Stock in the aggregate (the “Forfeiture Shares”) if certain conditions are not met and (b) all of the Trident Warrants they hold, in each case as more fully set forth in, and subject to the terms and conditions of, a Sponsor Forfeiture Agreement to be entered into contemporaneously with the Closing, by and among the Founder Holders, the Company and Trident, in a form to be mutually agreed upon by each of the Company, Trident and the Founder Holders, each acting reasonably (the “Sponsor Forfeiture Agreement”);

(E)	WHEREAS, in connection with the transactions contemplated by this Agreement, Trident will change its name from “Trident Acquisitions Corp.” to “LOTTERY.COM”;

(F)	WHEREAS, simultaneously with the Closing, Trident, the Company, the Founder Holders and certain existing shareholders of the Company will enter into an Investor Rights Agreement in a form to be mutually agreed upon by Trident and the Company, each acting reasonably (the “Investor Rights Agreement”);

(G)	WHEREAS, the respective boards of directors or similar governing bodies of each of Trident, the Company and Merger Sub have each unanimously approved and declared advisable the transactions contemplated hereby and in accordance with their respective applicable Laws;

(H)	WHEREAS, in furtherance of the transactions contemplated hereby, Trident shall provide an opportunity to its stockholders to have their shares of Trident Common Stock redeemed for consideration on the terms and subject to the conditions set forth in this Agreement, its Governing Documents, the Trust Agreement and the Registration Statement in conjunction with obtaining approval from the Trident Stockholders for the transactions contemplated hereby; and

(I)	WHEREAS, contemporaneously with the execution and delivery of this Agreement, and each effective as of the Closing, those Persons set forth on Schedule A-1 of the Company Disclosure Letter executed and delivered to Trident an Employment Agreement substantially in the form of Exhibit A (the “Employment Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and subject to the terms and conditions set forth in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below.

“Acquisition” has the meaning set forth in Section 2.5(b)(iv).

“Active Company Subsidiaries” means Tinbu, LLC and LDC Crypto Universal Public Limited Company.

“Additional Trident Filings” has the meaning set forth in Section 6.8(g).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise. “Affiliate” shall also include for any individual, (a) such individual’s spouse, lineal descendants (whether natural or adopted), siblings, parents, and (b) a trust solely for the benefit of such individual and/or the individuals described in the foregoing clause (a) with respect to such individual.

“Affiliated Transactions” has the meaning set forth in Section 3.22(a).

“Agreement” has the meaning set forth in the Preamble.

“Alternative Target” has the meaning set forth in Section 6.14(b).

“Ancillary Agreements” means the Sponsor Forfeiture Agreement, the Investor Rights Agreement, the Employment Agreements, and each other agreement, document, instrument and certificate entered into in connection herewith or therewith and any all exhibits and schedules thereto.

“Anti-Corruption Laws” means applicable Laws related to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977 as amended, legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and any other applicable Law that prohibits bribery, corruption, fraud or other improper payments.

“Anti-Money Laundering Laws” means applicable Laws related to money laundering, including the Currency and Foreign Transaction Reporting Act of 1970, as amended (also known as the Bank Secrecy Act), the Money Laundering Control Act of 1986, as amended, and any other applicable Law related to money laundering of any jurisdictions in which any Target Company conducts business, including any anti-racketeering laws involving money laundering or bribery as a racketeering act.

“Assumed Option” has the meaning set forth in Section 2.1(b)(v).

“Assumed Restricted Stock” has the meaning set forth in Section 2.1(b)(ii).

“Available Closing Date Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the sum of (without duplication) the cash in the Trust Account, less amounts required for Trident Share Redemptions and less the aggregate amount of Transaction Expenses incurred by the Parties.

“Available Distributable Cash” means an aggregate amount equal to the sum of (without duplication) the cash in the Trust Account, less amounts required for Trident Share Redemption.

“Business Combination” has the meaning ascribed to such term in the Trident A&R Certificate of Incorporation.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York or the State of Texas.

“Certificate of Merger” has the meaning set forth in Section 2.1(a)(ii).

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Closing Form 8-K” has the meaning set forth in Section 6.8(h).

“Closing Press Release” has the meaning set forth in Section 6.8(h).

“Code” means the Internal Revenue Code of 1986, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that Section regardless of how numbered or classified.

“Company” has the meaning set forth in the Preamble.

“Company Certificate” or “Company Certificates” has the meaning set forth in Section 2.8(a).

“Company Common Stock” means the common stock of the Company, par value one ten-thousandth of one dollar ($0.0001) per share.

“Company Disclosure Letter” means the Disclosure Letter delivered by the Company to Trident concurrently with the execution and delivery of this Agreement.

“Company Employee Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity, phantom equity, or equity-based compensation, retirement, pension, savings, profit sharing, incentive, severance, separation, employment, individual independent contractor, change in control, retention, nonqualified deferred compensation, vacation, paid time off, medical, dental, life or disability, retiree or post-termination health or welfare, salary continuation or fringe plan, program, policy, arrangement or Contract, in each case, that is maintained, sponsored or contributed to (or required to be contributed to) by any of the Target Companies or under or with respect to which any of the Target Companies has any Liability; provided, however, that the term “Company Employee Benefit Plan” shall not include any benefit or compensation plan, fund, program, policy, agreement or arrangement that is sponsored, maintained or administered by a Governmental Entity.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Authority; Enforceability), Section 3.3 (Capitalization), and Section 3.14 (Brokerage).

“Company Incentive Plan” means the Company’s 2015 Stock Plan as amended from time to time.

“Company Option” means an option to purchase shares of Company Common Stock granted under the Company Incentive Plan.

“Company Post-Closing Representation” has the meaning set forth in Section 8.15(a)(i).

“Company Preferred Stock” means, collectively, the Series Seed Preferred Stock, the Series A Preferred Stock, the Series A-1 Preferred Stock and the Series A-2 Preferred Stock.

“Company Preferred Stock Conversion” has the meaning set forth in Section 2.1(b)(i).

“Company Promissory Notes” has the meaning set forth in Section 2.1(b)(viii).

“Company Restricted Stock” has the meaning set forth in Section 2.1(b)(ii).

“Company Transaction Expenses” means the aggregate Transaction Expenses incurred by, or attributable to, (i) any direct or indirect equityholder of the Company or (ii) the Target Companies, in each case, as set forth herein, and only to the extent a Target Company is obligated to pay, has paid or agreed to pay such Transaction Expense, in each case, as set forth herein.

“Company Transaction Expenses Certificate” has the meaning set forth in Section 2.3(b).

“Company Warrants” has the meaning set forth in Section 2.1(b)(vii).

“Competing Buyer” has the meaning in Section 6.14(a).

“Competing Transaction” means (a) any transaction involving, directly or indirectly, any Target Company, which upon consummation thereof, would result in any Target Company becoming a public company, (b) any direct or indirect sale (including by way of a merger, consolidation, license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of any material portion of the assets (including Intellectual Property) or business of the Target Companies, taken as a whole, (c) any direct or indirect sale (including by way of an issuance, dividend, distribution, merger, consolidation, license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of equity, voting interests or debt securities of any Target Company (excluding any such sale between or among the Target Companies), or rights, or securities that grant rights, to receive the same including profits interests, phantom equity, options, warrants, convertible or preferred stock or other equity-linked securities (except, in each case, as contemplated by this Agreement), (d) any direct or indirect acquisition (whether by merger, acquisition, share exchange, reorganization, recapitalization, joint venture, consolidation or similar business combination transaction), but excluding procurement of assets in the Ordinary Course of Business (but not the acquisition of a Person or business via an asset transfer), by any Target Company of the equity or voting interests of, or a material portion of the assets or business of, a third party (except, in each case, as contemplated by this Agreement), or (e) any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of any Target Company (except to the extent contemplated by the terms of this Agreement), in all cases of clauses (a) through (e), either in one or a series of related transactions, where such transaction(s) is to be entered into with a Competing Buyer (including any Interested Party or any representatives of any Interested Party); provided that, notwithstanding anything herein to the contrary, “Competing Transaction” shall be deemed to exclude any transaction, arrangement, Contract or understanding involving any Person (other than a Target Company) that is an Affiliate of any Pre-Closing Holder or any Interested Party so long as such transaction, arrangement, Contract or understanding does not involve any Target Company or any assets or Equity Interests or debt securities of the Target Companies.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of November 8, 2020, by and between Trident and the Company.

“Contracts” means any and all, legally binding, written and oral agreements, contracts, deeds, arrangements, purchase orders, binding commitments and understandings, and all amendments thereof.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, Order, directive, guidelines or recommendations by an applicable Governmental Entity in connection with or in response to the COVID-19 pandemic, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“D&O Provisions” has the meaning set forth in Section 6.10(a).

“Data Room” has the meaning set forth in Section 8.6.

“DGCL” has the meaning set forth in Section 2.1(a)(i).

“Disclosure Letters” means Trident’s Disclosure Letter and the Company Disclosure Letter.

“Dissenting Shares” has the meaning set forth in Section 2.1(d).

“Earnout Pro Rata Basis” has the meaning set forth in Section 2.10(e).

“Employment Agreements” has the meaning set forth in the Recitals.

“Effective Date” has the meaning set forth in the Preamble.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock, or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Executives” means Lawrence Anthony DiMatteo III, Matt Clemenson and Ryan Dickinson.

“Export Control Laws” means any applicable export, import, deemed export, transfer, and retransfer controls.

“Family Members” means (a) (i) the Executives, (ii) the spouse and lineal descendants (whether natural or adopted) of any Executive, (iii) any spouse of any of the individuals described in clause (ii), and (iv) a trust solely for the benefit of any individuals described in the foregoing clauses (i) through (iii); and (b) any siblings or parents of any of the individuals described in clause (a)(i) through (iii); provided, that, with respect any representation or warranty related to an Interested Party or Family Member, clause (b) shall be limited to the Knowledge of the Company.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Forfeiture Shares” has the meaning set forth in the Recitals.

“Founder Holders” means Vadim Komissarov, Ilya Ponomarev and Marat Rosenberg.

“Fraud” means actual Delaware common law fraud committed by a Party in connection with the negotiation, delivery, execution and performance of this Agreement and in connection with the transactions contemplated hereby.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means (a) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws; (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement; or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Entity” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Inactive Company Subsidiaries” means the currently existing Subsidiaries of the Company other than the Active Company Subsidiaries.

“Incentive Equity Plan” has the meaning set forth in Section 6.17.

“Indebtedness” means, with respect to a Party, without duplication: (a) all indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (c) all indebtedness for borrowed money of any Person for which such Party has guaranteed payment; (d) all capitalized Lease obligations or obligations required to be capitalized in accordance with GAAP; (e) any Liabilities in respect of deferred purchase price for property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise for additional purchase price (excluding any purchase commitments for capital expenditures or otherwise incurred in the Ordinary Course of Business); (f) reimbursement obligations under any drawn letters of credit; and (g) obligations under derivative financial instruments, including hedges, currency and interest rate swaps and other similar instruments; provided, however, that, in the case of the Target Companies, ‘Indebtedness’ shall not include any amounts for Taxes.

“Insurance Policies” has the meaning set forth in Section 3.17.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all patents, utility models and industrial designs and all applications for any of the foregoing, together with all reissuances, provisionals, continuations, continuations-in-part, divisionals, extensions, renewals and reexaminations thereof, (b) all trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, and other indicia of source, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) Internet domain names, (d) all copyrights, and all applications, registrations (e) all trade secrets, and (f) all rights in Software.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“Interested Party” means (i) the Executives, (ii) the Pre-Closing Holders, (iii) in the case of any Pre-Closing Holder that is an entity, any direct or indirect controlling equityholder of such Pre-Closing Holder or any of its respective Affiliates (other than any Target Company), and (iv) in the case of the Executives and any Pre-Closing Holder that is an individual, any Family Member or Affiliate of such Executive or Pre-Closing Holder (other than any Target Company).

“Investor Rights Agreement” has the meaning set forth in the Recitals.

“IT Assets” means Software, systems, servers, computers, hardware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, in each case, owned by one of the Target Companies and used, or held for use in the operation of the Target Companies.

“Knowledge” (a) as used in the phrase “to the Knowledge of the Company” or phrases of similar import means the actual knowledge of any of the Executives and (b) as used in the phrase “to the Knowledge of Trident”, “to the Knowledge of Merger Sub” or phrases of similar import means the actual knowledge of the Trident Executives.

“L&L” has the meaning set forth in Section 8.15(b).

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Latest Balance Sheet Date” has the meaning set forth in Section 3.4(a).

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Target Companies.

“Leases” means all leases, subleases, licenses, concessions and other Contracts pursuant to which any Target Company holds any Leased Real Property.

“Letter of Transmittal” has the meaning set forth in Section 2.8(a).

“Liability” or “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, licenses, rights of priority, easements, covenants, restrictions and security interests thereon.

“Lookback Date” means the date which is two (2) years prior to the Effective Date.

“Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a material and adverse effect upon the business, results of operations or financial condition of the Target Companies, taken as a whole; provided, however, that none of the following (or the effect of the following), alone or in combination, will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries or markets in which the Target Companies operate; (ii) the public announcement, pendency or consummation of the transactions contemplated by this Agreement, including the negotiation and execution of this Agreement; (iii) changes in Law or GAAP or the interpretation thereof, in each case effected after the Effective Date; (iv) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (v) any change in the financial, banking, or securities markets; (vi) any strike, embargo, labor disturbance, riot, protests, cyberattacks, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic (including the COVID-19 pandemic and any COVID-19 Measures), epidemic, disease outbreak or other natural disaster or act of god; (vii) any national or international political conditions in or affecting any jurisdiction in which the Target Companies conduct business; (viii) the engagement in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack; (ix) any consequences arising from any action by a Party required by this Agreement (other than the Company’s compliance with Section 5.1(a) hereof, except as a result of the failure of Trident or Merger Sub to consent to an action following request for such consent by such Party in accordance with this Agreement); (x) any consequences arising from any action taken (or omitted to be taken) by any Target Company at the written request of Trident or Merger Sub; or (xi) any failure of any Target Company to achieve any projected revenue, earnings, expense, sales or other projections, forecasts, predictions or budgets prior to the Closing (it being understood that the underlying event, circumstance or state of facts giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect shall be taken into account in determining whether a Material Adverse Effect has occurred); provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i); (iii)-(viii) and (xi) may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur only to the extent such event, circumstance or state of facts has a material and disproportionate effect on the Target Companies, taken as a whole, relative to other comparable entities operating in the industries and markets in which the Target Companies operate.

“Material Contract” has the meaning set forth in Section 3.9(b).

“Material Customers” means the top ten (10) customers (determined by revenues) of the Target Companies, taken as a whole, for the fiscal year ended December 31, 2020.

“Material Lease” means, each Lease set forth on Section 3.7 of the Company Disclosure Letter.

“Material Suppliers” means the top ten (10) suppliers (determined by the amount purchased) of the Target Companies, taken as a whole, for the fiscal year ended December 31, 2020.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means the Share Consideration as may be adjusted pursuant to Section 2.2(a)(ii).

“Merger Documents” has the meaning set forth in Section 2.1(a)(ii).

“Merger Effective Time” has the meaning set forth in Section 2.1(a)(ii).

“Merger Sub” has the meaning set forth in the Preamble.

“Net Indebtedness” means the amount equal to (a) the Company’s Indebtedness minus (b) cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, deposits in transit, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts. For the avoidance of doubt, Company’s Indebtedness shall not include current liabilities or any intercompany Indebtedness between or among the Company and any Subsidiary(ies) of the Company.

“Non-Party Affiliate” has the meaning set forth in Section 8.14.

“OFAC” has the meaning set forth in the definition of “Sanctioned Person”.

“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award entered by or with any Governmental Entity or arbitral institution.

“Ordinary Course of Business” means, with respect to any Person, (a) any action taken or not taken by such Person in the ordinary course of business consistent with past practice, and (b) any other action taken or not taken by such Person in response to the actual or anticipated effect on such Person’s business of COVID-19 or any COVID-19 Measures, in each case with respect to this clause (b) in connection with or in response to COVID-19.

“Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the Ordinary Course of Business of which the principal subject matter is not Tax but which contains customary Tax indemnification provisions.

“Outside Date” has the meaning set forth in Section 7.1(c).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any of the Target Companies.

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Target Companies.

“Party” or “Parties” has the meaning set forth in the Preamble.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Financial Statements” has the meaning set forth in Section 6.8(i).

“Per Share Merger Consideration” means the quotient obtained by dividing (a) the Merger Consideration by (b) the sum of the aggregate number of shares of Company Common Stock (including (i) shares of Company Common Stock issued upon the Company Preferred Stock Conversion, and (ii) shares of Company Common Stock issued or issuable upon the exercise of all vested Company Options (other than out of the money options) and vested Company Warrants (other than out of the money warrants), in each case solely to the extent such Company Options and Company Warrants are treated in accordance with Section 2.1(b)(v) and Section 2.1(b)(vii), respectively) issued and outstanding as of immediately prior to the Merger Effective Time.

“Permitted Affiliate Transactions” means any item set forth on Section 1.1(c) of the Company Disclosure Letter.

“Permitted Liens” means (a) Liens securing obligations under capital leases; (b) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects, irregularities in and other similar Liens of record affecting title to the property which do not materially impair the use or occupancy of such real property in the operation of the business of any of the Target Companies as currently conducted thereon; (c) Liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof on the books and records of the Target Companies or Trident, as applicable); (d) Liens in favor of suppliers of goods for which payment is not yet due or delinquent (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (e) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (f) Liens arising under workers’ compensation Laws or similar legislation, unemployment insurance or similar Laws; (g) Liens arising under municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity, which do not restrict or are not violated by the Target Companies’ current use of its real property; (h) in the case of Leased Real Property, any Liens to which the underlying fee interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the Lease and all superior, underlying and ground Leases and renewals, extensions, amendments or substitutions thereof; provided that any Material Lease shall provide for automatic subordination, non-disturbance and attornment of mortgage liens for the benefit of the Company or applicable Active Company Subsidiary or for which a subordination, non-disturbance and attornment agreement has been provided for the benefit of the Company or applicable Active Company Subsidiary; (i) Securities Liens; (j) non-exclusive licenses of Owned Intellectual Property granted to customers and distributors in the Ordinary Course of Business; and (k) those Liens set forth on the Section 1.1(d) of the Company Disclosure Letter.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” means information that identifies an individual or can be used to contact an individual including name, address, retina or iris scan, fingerprint, voiceprint, scan of hand or face geometry and all other biometric data, geolocation information, credit or debit card or bank account number, or any other personally identifiable information.

“Pre-Closing Holder” means a holder of shares of Company Common Stock and/or Company Preferred Stock as of immediately prior to the Merger Effective Time.

“Pre-Closing Period” has the meaning set forth in Section 5.1(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Premium Cap” has the meaning set forth in Section 6.10(b)(ii).

“Privacy Contracts” means all Contracts between any Target Company and any Person that govern the Processing of Personal Information.

“Privacy Laws” means all Laws pertaining to the collection, storage, use, access, disclosure, processing, protection, security, modification, destruction, and transfer of Personal Information.

“Privacy Requirements” means (a) all applicable Privacy Laws and (b) provisions relating to Processing of Personal Information in all applicable and material Privacy Contracts.

“Pro Rata Portion” means, with respect to each Pre-Closing Holder, the ratio calculated by dividing (x) the sum of the number of shares of Company Common Stock (including (i) shares of Company Common Stock issued upon the Company Preferred Stock Conversion and (ii) shares of Company Common Stock issued or issuable upon the exercise of all vested Company Options (other than out of the money options) and vested Company Warrants (other than out of the money warrants), in each case solely to the extent such Company Options and Company Warrants are treated in accordance with Section 2.1(b)(v) and Section 2.1(b)(vii), respectively) held by such Pre-Closing Holder by (y) the sum of the aggregate number of shares of Company Common Stock (including (i) shares of Company Common Stock issued upon the Company Preferred Stock and (ii) shares of Company Common Stock issued or issuable upon the exercise of all vested Company Options (other than out of the money options) and vested Company Warrants (other than out of the money warrants), in each case solely to the extent such Company Options and Company Warrants are treated in accordance with Section 2.1(b)(v) and Section 2.1(b)(vii), respectively) held by all Pre-Closing Holders, in each case, as of immediately prior to the Merger Effective Time.

“Proceeding” means any action, suit, charge, litigation, arbitration, notice of violation or citation received, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Process” or “Processing” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal or disclosure or other activity regarding Personal Information (whether electronically or in any other form or medium).

“Prohibited Affiliate Transactions” means, except for (a) Permitted Affiliate Transactions, (b) those Prohibited Affiliate Transactions consented to (not to be unreasonably withheld, conditioned or delayed) in writing by Trident after the Effective Date, and (c) transactions contemplated by this Agreement or the Ancillary Agreements, any of the following transactions:

(a)	the declaration, making or payment of any dividend, other distribution or return of capital (whether in cash or in kind) to any Pre-Closing Holder (or if any Pre-Closing Holder transfers its Company Equity Interests before the Closing Date to another Interested Party, then such Interested Party) by any Target Company, other than to another Target Company;

(b)	any payment by any Target Company to any Interested Party in connection with any redemption, purchase or other acquisition of shares of capital stock, partnership interests or other securities of any Target Company;

(c)	any (i) loan made by any Target Company to any Interested Party, or (ii) payment made, whether in cash or kind, by any Target Company to, or on behalf of, or for the benefit of, any Interested Party or any payments made to any officer, director, employee or independent contractor of an Interested Party solely to the extent such payment is made to such officer, director, employee or independent contractor in his, her or its capacity as an officer, director, employee or independent contractor of an Interested Party, other than compensation, benefits or expense reimbursement (in each case, of the types available to the Executives or otherwise on arms’ length terms) paid or provided in the Ordinary Course of Business to individuals who are directors, officers, employees or independent contractors of any Target Company;

(d)	any Lien (other than those Permitted Liens referenced in clause (j) of the definition of Permitted Liens) made, created or granted over any asset of any Target Company in favor of any Interested Party;

(e)	any guarantee by any Target Company of any Liability of any Interested Party;

(f)	any discharge, forgiveness or waiver by any Target Company of any Liability owed by any Interested Party to any Target Company;

(g)	the sale, purchase, transfer, license, sublicense or disposal of any Owned Intellectual Property that is material to any Target Company to or in favor of an Interested Party;

(h)	the sale, purchase, transfer or disposal of any material asset or right of any Target Company not referenced in clause (g) above to or in favor of an Interested Party, other than in the Ordinary Course of Business; and

(i)	any commitment or agreement to do any of the foregoing.

“Proxy Statement” means the proxy statement on Schedule 14A to be filed with the SEC by Trident in connection with the Trident Stockholder Meeting.

“Publicly Available Software” means any Software (or portion thereof) (i) that is distributed (A) as free Software or open source Software (including, for example, Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, Mozilla Public License, or Apache Software License), or (B) pursuant to open source, copyleft or similar licensing and distribution models, or (ii) that requires as a condition of use, modification and/or distribution of such Software that such Software or other Software incorporated into, derived from or distributed with such Software (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no or minimal charge.

“Registered Owned Intellectual Property” means any Owned Intellectual Property that is registered or the subject of an application for registration with the U.S. Patent & Trademark Office (or any corresponding foreign Governmental Entity), U.S. Copyright Office (or any corresponding foreign Governmental Entity) or a domain name registrar.

“Registration Statement” means the registration statement on Form S-4, which shall include the Proxy Statement, to be filed with the SEC by Trident.

“Required Vote” means the vote of the Trident Stockholders set forth in the Proxy Statement to the extent required to approve the Trident Stockholder Voting Matters, as determined in accordance with applicable Law and the Trident A&R Certificate of Incorporation.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions (including, at the time of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine) in effect at the time.

“Sanctioned Person” means any Person that is: (a) listed on any applicable U.S. or non-U.S. sanctions-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, the EU Consolidated List and HM Treasury’s Consolidated List of Persons Subject to Financial Sanctions; (b) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) organized, resident or located in a Sanctioned Country.

“Sanctions” means all Laws and Orders relating to economic or trade sanctions administered or enforced by the United States (including by OFAC and the U.S. Department of State), Canada, the United Kingdom, the United Nations Security Council, the European Union, or any other EU Guarantor State, or any other relevant Governmental Entity.

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” means the date on which the SEC declares a Registration Statement effective.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Security Breach” means a data security breach or breach of Personal Information under applicable Privacy Requirements or any other applicable Laws.

“Security Incident” means any unauthorized access, use, disclosure, modification or destruction of information or interference with IT Assets that adversely impacts the confidentiality, integrity or availability of such information and IT Assets.

“Series A Preferred Stock” means the series A preferred stock of the Company, par value one ten-thousandth of one dollar ($0.0001) per share.

“Series A-1 Preferred Stock” means the series A-1 preferred stock of the Company, par value one ten-thousandth of one dollar ($0.0001) per share.

“Series A-2 Preferred Stock” means the series A-2 preferred stock of the Company, par value one ten-thousandth of one dollar ($0.0001) per share.

“Series Seed Preferred Stock” means the series A-2 preferred stock of the Company, par value one ten-thousandth of one dollar ($0.0001) per share.

“Share Consideration” means forty million (40,000,000) shares of Trident Common Stock.

“Signing Form 8-K” has the meaning set forth in Section 6.8(b).

“Signing Press Release” has the meaning set forth in Section 6.8(b).

“Software” means all computer software, applications, and programs (and all versions, releases, fixes, upgrades and updates thereto, as applicable), including software compilations, development tools, compilers, files, scripts, manuals, design notes, programmers’ notes, architecture, application programming interfaces, mobile applications, algorithms, data, databases, and compilations of data, comments, user interfaces, menus, buttons, icons, as well as any foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof, in each case, whether in source code, object code or human readable form.

“Sponsor Forfeiture Agreement” has the meaning set forth in the Recitals.

“Stockholder Action” has the meaning set forth in Section 6.6(c).

“Stockholder Earnout Group” has the meaning set forth in Section 2.10(a)(i).

“Stock Exchange” means the Nasdaq Capital Market.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Surviving Company” has the meaning set forth in the Recitals.

“Tail Policy” has the meaning set forth in Section 6.10(b)(ii).

“Target Companies” means, collectively, the Company and the Active Company Subsidiaries.

“Target Indemnified Person” has the meaning set forth in Section 6.10(a).

“Tax” or “Taxes” means all United States federal, state, local, foreign, and other net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, turnover, environmental or other taxes, charges, duties, fees, levies or other governmental charges of any kind whatsoever, including all interest, penalties and additions imposed with respect to the foregoing, imposed by (or otherwise payable to) any Governmental Entity.

“Tax Proceeding” means any audit, examination, claim or Proceeding with respect to Taxes, Tax matters, or Tax Returns.

“Tax Returns” means all United States federal, state, local and foreign returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Taxing Authority in connection with, or relating to, Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which any Target Company or Trident is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Transaction Expenses” means:

(a)	all fees, costs and expenses designated as Trident Transaction Expenses or Company Transaction Expenses in this Agreement;

(b)	only to the extent Trident or Merger Sub is or becomes obligated to pay, has paid or has agreed to pay, all fees, costs, bonuses and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives) incurred or payable by Trident, Merger Sub or the Founder Holders through the Closing in connection with the preparation of the financial statements, the negotiation, preparation and execution of this Agreement, the Ancillary Agreements, and the Registration Statement and the consummation of the transactions contemplated hereby and thereby (including due diligence) in connection with Trident’s initial public offering (including any deferred underwriting fees) or in connection with Trident’s pursuit of a Business Combination with the Company (including any extensions to the time by which Trident has to consummate a Business Combination), and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with (which fees, costs and expenses shall be deemed Trident Transaction Expenses hereunder);

(c)	only to the extent a Target Company is obligated to pay, has paid or has agreed to pay, all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives) incurred or payable by any of the Target Companies (or their equityholders) through the Closing in connection with the preparation of the financial statements, the negotiation, preparation and execution of this Agreement, the Ancillary Agreements and the Registration Statement and the consummation of the transactions contemplated hereby and thereby (including due diligence) or in connection with the Company’s pursuit of the transactions contemplated by this Agreement, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with (which fees, costs and expenses shall be deemed Company Transaction Expenses hereunder);

(d)	any Liability of the Target Companies in the nature of compensation under any sale, change-of-control, “stay around,” retention, “single-trigger” severance or similar bonus or payment plans or similar arrangements paid or payable in cash to current or former directors, officers or employees of the Target Companies solely as a result of the transactions contemplated this Agreement or any Ancillary Agreement including the employer portion of payroll Taxes arising therefrom (which fees, costs and expenses shall be deemed Company Transaction Expenses hereunder);

(e)	all fees, costs and expenses paid or payable pursuant to the Tail Policy (which fees, costs and expenses shall be deemed Trident Transaction Expenses hereunder); all filing fees paid or payable to a Governmental Entity in connection with any filing made under the Antitrust Laws, in each case if required (fifty percent (50%) of such fees shall be deemed Company Transaction Expenses hereunder and fifty percent (50%) of such fees shall be deemed Trident Transaction Expenses hereunder); and

(f)	all Transfer Taxes (fifty percent (50%) of such Transfer Taxes shall be deemed Company Transaction Expenses hereunder and fifty percent (50%) of such Transfer Taxes shall be deemed Trident Transaction Expenses hereunder).

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that Section regardless of how numbered or classified.

“Treasury Shares” has the meaning set forth in Section 2.1(b)(iii).

“Trident” has the meaning set forth in the Preamble.

“Trident and Merger Sub Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization; Authority; Enforceability), Section 4.2 (Capitalization), Section 4.3 (Brokerage), and Section 4.4 (Trust Account).

“Trident A&R Certificate of Incorporation” means the amended and restated certificate of incorporation of Trident, dated as of May 29, 2018, as amended by that first amendment to the amended and restated certificate of incorporation dated as of November 27, 2019, as further amended by that second amendment to the amended and restated certificate of incorporation dated as of May 29, 2020, as further amended by that third amendment to the amended and restated certificate of incorporation dated as of September 1, 2020, and as further amended by that fourth amendment to the amended and restated certificate of incorporation dated as of December 1, 2020, in each case, as in effect on the Effective Date.

“Trident Board” means the board of directors of Trident.

“Trident Board Recommendation” has the meaning set forth in Section 6.8(k).

“Trident Bylaws” means the bylaws of Trident as in effect on the Effective Date.

“Trident Common Stock” means the common stock of Trident, par value one thousandth of one dollar ($0.001) per share, authorized pursuant to the Trident A&R Certificate of Incorporation.

“Trident Competing Transaction” means any transaction involving, directly or indirectly, any merger or consolidation with or acquisition of, purchase of all or substantially all of the assets or equity of, consolidation or similar business combination with or other transaction that would constitute a Business Combination with or involving Trident, Merger Sub and any Person, other than the Target Companies; provided that, notwithstanding anything herein to the contrary, “Trident Competing Transaction” shall be deemed to exclude any transaction, arrangement, Contract or understanding involving any Person (other than Trident or Merger Sub) that is a Founder Holder or an Affiliate of a Founder Holder so long as such transaction, arrangement, Contract or understanding does not (i) involve Trident, Merger Sub or any assets (including, for this purpose, the Trust Account) or Equity Interests or debt securities of Trident or Merger Sub or (ii) impede, interfere with or prevent, or that would not reasonably be expected to materially delay, the transactions contemplated hereby.

“Trident Consideration Warrants” has the meaning set forth in Section 2.1(b)(vii).

“Trident’s Disclosure Letter” means the Disclosure Letter delivered by Trident and Merger Sub to the Company concurrently with the execution and delivery of this Agreement.

“Trident Executives” means Vadim Komissarov, Ilya Ponomarev and Marat Rosenberg.

“Trident Governing Documents” means, at any time prior to the Closing, the Trident A&R Certificate of Incorporation and the Trident Bylaws.

“Trident Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had or would be reasonably expected to have a material and adverse effect upon the ability of Trident or Merger Sub, as applicable, to perform its obligations and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that none of the following (or the effect of the following), alone or in combination, will constitute a Trident Material Adverse Effect, or will be considered in determining whether a Trident Material Adverse Effect has occurred: (i) the public announcement, pendency or consummation of the transactions contemplated by this Agreement, including the negotiation and execution of this Agreement; (ii) changes in Law or GAAP or the interpretation thereof, in each case effected after the Effective Date; (iii) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (iv) any change in the financial, banking, or securities markets; (v) any strike, embargo, labor disturbance, riot, protests, cyberattacks, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic (including the COVID-19 pandemic and any COVID-19 Measures), epidemic, disease outbreak or other natural disaster or act of god; (vi) the engagement in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack; or (vii) any consequences arising from any action by Trident or Merger Sub required by this Agreement; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (ii)-(vi) may be taken into account in determining whether a Trident Material Adverse Effect has occurred or would reasonably be likely to occur only to the extent such event, circumstance or state of facts has a material and disproportionate effect on Trident relative to other “SPACs” operating in the industries and markets in which Trident operates.

“Trident Parties” has the meaning set forth in Section 8.2(a).

“Trident Post-Closing Representation” has the meaning set forth in Section 8.15(b)(i).

“Trident Preferred Shares” has the meaning set forth in Section 4.2(a).

“Trident Public Securities” has the meaning set forth in Section 4.8.

“Trident Related Parties” has the meaning set forth in Section 4.16.

“Trident SEC Documents” has the meaning set forth in Section 4.5(a).

“Trident SEC Filings” means the forms, reports, schedules, registration statements and other documents required to be filed by Trident with the SEC, including the Registration Statement, Proxy Statement, Additional Trident Filings, the Signing Form 8-K, the Closing Form 8-K, and all amendments, modifications and supplements thereto.

“Trident Share Redemption” means the election of an eligible holder of the Trident Common Stock (as determined in accordance with the applicable Trident Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s shares of Trident Common Stock, at the per-share price, payable in cash, equal to such holder’s pro rata share of the funds in the Trust Account (as determined in accordance with the applicable Trident Governing Documents and the Trust Agreement), by tendering such holder’s shares of Trident Common Stock for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the Trident Stockholder Meeting.

“Trident Stockholder Meeting” means a special meeting of the Trident Stockholders to vote on the Trident Stockholder Voting Matters.

“Trident Stockholder Voting Matters” means, collectively, proposals to approve (a) the adoption of this Agreement and the transactions contemplated by this Agreement (including the Merger) and (b) any other proposals that are required for the consummation of the transactions contemplated by this Agreement that are submitted to, and require the vote of, the Trident Stockholders in the Proxy Statement and agreed to by Trident and the Company.

“Trident Stockholders” means the holders of the shares of Trident Common Stock as of immediately prior to the Closing.

“Trident Transaction Expenses” shall mean the aggregate Transaction Expenses incurred by, or attributable to, any of the Founder Holders, Trident or Merger Sub, in each case, as set forth herein.

“Trident Transaction Expenses Certificate” has the meaning set forth in Section 2.3(b).

“Trident Warrants” has the meaning set forth in Section 4.2(a).

“Trust Account” means the trust account established by Trident pursuant to the Trust Agreement.

“Trust Agreement” means, that certain Investment Management Trust Agreement, dated as of May 29, 2018, by and between Trident and Continental Stock Transfer & Trust Company, a New York corporation, as amended pursuant to that certain Amendment No. 1 to the Trust Agreement dated as of November 27, 2019, as further amended pursuant to that certain Amendment No. 2 to the Trust Agreement dated as of May 29, 2020, as further amended pursuant to that certain Amendment No. 3 to the Trust Agreement dated August 31, 2020, as further amended pursuant to that certain Amendment No. 4 to the Trust Agreement dated December 1, 2020.

“Trust Amount” has the meaning set forth in Section 4.4.

“Trust Distributions” has the meaning set forth in Section 8.10.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“U.S.” means the United States of America.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by Trident.

“W&C” has the meaning set forth in Section 8.15(b)(i).

“Waiving Parties” has the meaning set forth in Section 8.15(a)(i).

Article II
PURCHASE AND SALE TRANSACTIONS

Section 2.1 Closing Transactions. Upon the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur on the Closing Date in the order set forth in this Section 2.1:

(a) Merger. Subject to the provisions of this Agreement:

(i) At the Merger Effective Time, on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub will merge with and into the Company, with the Company as the Surviving Company, continuing as a wholly owned Subsidiary of Trident, following the Merger and the separate existence of Merger Sub shall cease.

(ii) On the Closing Date, the Company and Merger Sub shall cause a Certificate of Merger in the form set forth on Exhibit B (the “Certificate of Merger”), along with all other documentation and declarations required in connection with the Merger to be duly executed and properly filed with the Secretary of State of the State of Delaware in accordance with the DGCL (collectively, the “Merger Documents”). The Merger shall become effective immediately upon the filing of the Certificate of Merger or such other time as agreed to by the Company and Merger Sub in writing and specified in such filed Certificate of Merger (the “Merger Effective Time”).

(iii) The Merger shall have the effects as provided in this Agreement, in the Merger Documents and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, upon the Merger Effective Time, all of the assets, properties, rights, privileges, immunities, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Company and all debts, liabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company.

(iv) At the Merger Effective Time, by virtue of the Merger, the Governing Documents of the Company immediately prior to the Merger Effective Time shall be the Governing Documents of the Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(v) At the Merger Effective Time, certain directors and officers of the Company, as determined by the Company and communicated in writing to Trident prior to the Closing Date, shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal; provided that the number of designated directors shall not exceed four (4).

(vi) Except as otherwise directed in writing by the Company, and conditioned upon the occurrence of the Closing, Trident shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause, effective as of the Closing, the Trident Board to consist of (x) the four (4) persons designated by the Company in writing prior to Closing and (y) one (1) person (who shall meet the independence requirements of the Stock Exchange) designated by Trident in writing prior to Closing, in each case as subject to, and more fully set forth in, the Investor Rights Agreement. On the Closing Date, Trident shall enter into customary indemnification agreements reasonably satisfactory to the Company with such individuals elected as members of the Trident Board as of the Closing, which indemnification agreements shall continue to be effective immediately following the Closing.

(vii) Except as otherwise directed in writing by the Company, and conditioned upon the occurrence of the Closing, Trident shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause the Persons constituting the officers of the Company prior to the Merger Effective Time to be the officers of Trident (and holding the same titles as held at the Company) until the earlier of their resignation or removal or until their respective successors are duly appointed.

(b) Effects of the Merger. Subject to the provisions of this Agreement, the following shall occur:

(i) Company Preferred Stock Conversion. Subject to the written consent of the holders of (a) at least fifty percent (50%) of the shares of Series A Preferred Stock and (b) at least fifty percent (50%) of the shares of Company Preferred Stock (on an as converted basis), in each case in accordance with Section 5.1(b) of Part B of Article Fourth of the Company’s certificate of incorporation, immediately prior to the Merger Effective Time, each share of Company Preferred Stock that is issued and outstanding immediately prior to such time shall automatically convert into a number of shares of Company Common Stock in accordance with the Company’s certificate of incorporation (collectively, the “Company Preferred Stock Conversion”). All of the shares of Company Preferred Stock converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities.

(ii) Company Shares. At the Merger Effective Time (and for the avoidance of doubt, immediately following the Company Preferred Stock Conversion), by virtue of the Merger and without any action on the part of any Party or any other Person, each share of Company Common Stock (other than any Treasury Shares and Dissenting Shares) issued and outstanding as of immediately prior to the Merger Effective Time shall be canceled and extinguished and be converted into the right to receive the Per Share Merger Consideration; provided, however, that the following shall apply solely with respect to the shares of Company Common Stock that are unvested immediately prior to the Merger Effective Time (the “Company Restricted Stock”): the shares of Trident Common Stock issued as Per Share Merger Consideration upon the cancellation and extinguishment of a share of Company Restricted Stock shall be subject to the same vesting and termination-related provisions as that applied to such share of Company Restricted Stock, except for administrative changes that are not adverse to the holder (such shares of Trident Common Stock, the “Assumed Restricted Stock”). From and after the Merger Effective Time, the holder(s) of certificates, if any, evidencing ownership of shares of Company Common Stock, or the holders of shares of Company Common Stock held in book-entry form, in each case issued and outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or under applicable Law. For the avoidance of doubt, no shares or assets of Merger Sub shall be distributed in connection with the Merger.

(iii) Treasury Shares. At the Merger Effective Time by virtue of the Merger and without any action on the part of any Party or any other Person, each share of Company Preferred Stock and Company Common Stock held immediately prior to the Merger Effective Time by the Company as treasury stock (the “Treasury Shares”) shall be canceled and extinguished, and no consideration shall be paid with respect thereto.

(iv) Fractional Shares. No certificate or book entry representing fractional shares of Trident Common Stock shall be issued upon the surrender for exchange of shares of Company Common Stock, and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Trident Common Stock. In lieu of the issuance of any such fractional share, Trident shall aggregate the total number of shares of Trident Common Stock issuable to each Person upon the surrender for exchange of shares of Company Common Stock, and then round down to the nearest whole number of shares of Company Common Stock for each such Person.

(v) Company Options. At the Merger Effective Time, each Company Option that is outstanding as of immediately prior to the Merger Effective Time shall be assumed by Trident, and will continue to have, and be subject to, the same terms and conditions (including vesting terms and, to the extent applicable, holding period restrictions) set forth in the Company Incentive Plan and Company Option agreements, as are in effect with respect to such option immediately prior to the Merger Effective Time, except for administrative changes that are not adverse to the holder (each, an “Assumed Option”) except that (a) such Assumed Options shall provide the right to purchase that whole number of shares of Trident Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option, multiplied by the Per Share Merger Consideration, and (b) the exercise price per share for each such Assumed Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Merger Effective Time, divided by the Per Share Merger Consideration (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the assumption of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such assumption will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code.

(vi) Securities Laws Matters. Trident shall file with the SEC, no later than thirty (30) days, following the Merger Effective Time, a registration statement on Form S-8 (or any successor form), if available for use by Trident, relating to the shares of Trident Common Stock issuable with respect to Assumed Options or Assumed Restricted Stock eligible for registration on Form S-8 and Trident shall use all reasonable efforts to maintain the effectiveness of such registration statement thereafter for so long as any of such options, restricted stock units or other rights remain outstanding. The Company shall take all necessary actions to effect the treatment of Company Options pursuant to the foregoing in accordance with the Company Incentive Plan and the applicable award agreements. The board of directors of the Company shall amend the Company Incentive Plan and take all other necessary actions, effective as of immediately prior to the Closing, in order to (i) cancel the remaining unallocated share reserve under the Company Incentive Plan, and (ii) provide that no new Company awards will be granted under the Company Incentive Plan.

(vii) Company Warrants. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each warrant to purchase shares of Company Common Stock (each, a “Company Warrant”) that is issued and outstanding immediately prior to the Merger Effective Time and not terminated pursuant to its terms shall automatically become a warrant exercisable for shares of Trident Common Stock (a “Trident Consideration Warrant”). Each Trident Consideration Warrant shall continue to have, and shall be subject to, the same terms and conditions as applied to the applicable Company Warrant immediately prior to the Merger Effective Time; provided, that, as of the Merger Effective Time, each Trident Consideration Warrant shall become exercisable for that number of shares of Trident Common Stock determined by multiplying the number of shares of the Company Common Stock (on an as converted to common stock basis) subject to the applicable Company Warrant immediately prior to the Merger Effective Time by the Per Share Merger Consideration, which product shall be rounded down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Company Warrant immediately prior to the Merger Effective Time by the Per Share Merger Consideration, which quotient shall be rounded down to the nearest whole cent. Assuming that no Company Warrant is exercised prior to the Closing, Section 2.1(c)(vii) of the Company Disclosure Letter sets forth the number of shares of Trident Common Stock issuable upon the exercise of each Trident Consideration Warrant and the related per share exercise price.

(viii) Company Promissory Notes. At the Merger Effective Time, each convertible promissory note issued by the Company (each, a “Company Promissory Note”) that is issued and outstanding immediately prior to the Merger Effective Time and not converted or terminated pursuant to its terms, if any, shall continue to remain in full force and effect on its terms after the Closing.

(ix) Merger Sub Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Company and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Company as of immediately following the Merger Effective Time.

(c) Sponsor Forfeiture Agreement Transactions. Effective upon the Merger Effective Time, pursuant to the Sponsor Forfeiture Agreement, the Founder Holders shall be automatically deemed to have irrevocably transferred to Trident, surrendered, and forfeited for no consideration the shares of Trident Common Stock and the Trident Warrants specified in the Sponsor Forfeiture Agreement, and such shares of Trident Common Stock and Trident Warrants shall, by virtue of the Merger, be deemed to have been canceled and extinguished.

(d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Merger Effective Time and owned by a holder who is entitled to demand and has properly demanded appraisal of such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. At the Merger Effective Time, (a) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (b) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses such holder’s right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Merger Effective Time, into the right to receive the Per Share Merger Consideration upon the terms and conditions set forth in this Agreement. The Company shall give Trident prompt notice (and in any event within two Business Days) of any demands received by the Company for appraisal of shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Trident shall have the right to participate in and, following the Merger Effective Time, direct all negotiations and proceedings with respect to such demands. Prior to the Merger Effective Time, the Company shall not, except with the prior written consent of Trident, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

Section 2.2 Purchase Price and Closing Date Payments.

(a) Purchase Price.

(i) The aggregate consideration to be received by each Pre-Closing Holder is its Pro Rata Portion of the Merger Consideration.

(ii) The Share Consideration shall be adjusted downwards by the amount of shares of Trident Common Stock equal to the quotient of (i) the amount by which the Net Indebtedness exceeds $10,000,000, as mutually agreed between Trident and the Company (each acting reasonably), divided by (ii) 11.00. At least three (3) days prior to Closing, the Company shall deliver to Trident a statement showing the estimated Net Indebtedness at Closing.

(b) Closing Date Cash Payments and Uses. Subject to the satisfaction or waiver of the conditions set forth in Section 2.5 (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions), at the Closing and in consideration for the transactions contemplated herein, the Parties shall disburse all Available Distributable Cash in the following order of priority:

(i) first, payment of Transaction Expenses by wire transfer of immediately available funds on behalf of the Persons that incurred such Transaction Expenses or by whom such Transaction Expenses are payable; and

(ii) second, any remaining amount of Available Distributable Cash shall be contributed to, or remain with, the Company or its Subsidiaries (including for working capital, growth and other general corporate purposes).

(c) Example Pro Forma Calculations. The transactions contemplated by Section 2.1 and this Section 2.2 shall be effectuated in accordance with and based upon the definitions contained herein.

Section 2.3 Transaction Statement; Available Closing Date Cash; Third Party Invoices.

(a) Available Closing Date Cash. At least three (3) Business Days prior to the Closing Date, Trident shall prepare and deliver to the Company a certificate, duly executed and certified by an executive officer of Trident, setting forth in reasonable detail Trident’s good faith calculation (and attaching reasonable supporting details to enable a review thereof by the Company) of Available Closing Date Cash and Available Distributable Cash.

(b) Third Party Invoices. At least three (3) Business Days prior to the Closing Date, (A) the Company shall deliver to Trident copies of all invoices for Company Transaction Expenses (whether payable on, prior to or after the Closing), as well as a certificate, duly executed and certificated by an executive officer of the Company, setting forth in reasonable detail the Company’s good faith calculation of the aggregate amount of Company Transaction Expenses (the “Company Transaction Expenses Certificate”) and any W-9 or other tax forms reasonably requested by Trident in connection with payment thereof, and (B) Trident shall deliver to the Company copies of all invoices for Trident Transaction Expenses (whether payable on, prior to or after the Closing), as well as a certificate, duly executed and certificated by an executive officer of Trident, setting forth in reasonable detail Trident’s good faith calculation of the aggregate amount of Trident Transaction Expenses (the “Trident Transaction Expenses Certificate”) and any W-9 or other tax forms reasonably requested by the Company in connection with payment thereof.

Section 2.4 Closing Transactions. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) by conference call and by exchange of signature pages by email or other electronic transmission as promptly as practicable (and in any event no later than 9:00 a.m. eastern time on the fifth (5th) Business Day after the conditions set forth in Section 2.5 have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions)) or (b) such other date and time as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”).

Section 2.5 Conditions to the Obligations of the Parties.

(a) Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or written waiver (if legally permitted), as of the Closing Date, of each of the following conditions:

(i) Hart-Scott-Rodino Act. If a filing is required in connection with the consummation of the transactions contemplated by this Agreement under the HSR Act, the waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act, and any commitments by the parties not to close before a certain date under a timing agreement entered into with a Governmental Entity shall have expired or been terminated.

(ii) No Orders or Illegality. There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated by this Agreement illegal or any Order in effect preventing the consummation of the transactions contemplated by this Agreement.

(iii) Required Vote. The Required Vote shall have been obtained.

(iv) Stock Exchange Listing. The Trident Common Stock shall have been approved for listing on the Stock Exchange, subject only to official notice of issuance thereof.

(v) Net Tangible Assets. Trident shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act) remaining immediately after the Closing (and for the avoidance of doubt, after giving effect to the payment of the Transaction Expenses).

(vi) Employment Agreements. The Employment Agreements remain in full force and effect, and have not been terminated or rescinded in any respect.

(vii) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(b) Conditions to Obligations of Trident. The obligations of Trident and Merger Sub to consummate the transactions to be performed by Trident or Merger Sub in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i) Representations and Warranties.

(A)	The representations and warranties of the Company set forth in Article III of this Agreement (other than the Company Fundamental Representations and the representations and warranties set forth of the Company set forth in Section 3.5) of this Agreement, in each case, without giving effect to any materiality, Material Adverse Effect or similar qualifiers contained therein (other than in respect of the defined terms ‘Material Contract’, ‘Material Customers’, ‘Material Leases’ and ‘Material Suppliers’), shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect;

(B)	The representations and warranties of the Company set forth in Section 3.5 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though then made; and

(C)	The Company Fundamental Representations, in each case, without giving effect to any materiality, Material Adverse Effect or similar qualifiers contained therein, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date).

(ii) Performance and Obligations of the Company. The Company shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by the Company, on or prior to the Closing Date.

(iii) Officers Certificate. The Company shall deliver to Trident a duly executed certificate from an authorized officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in Section 2.5(b)(i) and Section 2.5(b)(ii) have been satisfied.

(iv) Acquisition. The Company shall have entered into a definitive agreement for the acquisition described in Section 2.5(b)(iv) of the Company Disclosure Letter (the “Acquisition”).

(v) Company Closing Deliveries. Trident shall have received the closing deliveries set forth in Section 2.6.

(c) Conditions to Obligations of the Company. The obligation of the Company to consummate the transactions to be performed by the Company in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i) Representations and Warranties.

(A)	Each of the representations and warranties of Trident and the Merger Sub set forth in Article IV of this Agreement (other than the Trident and Merger Sub Fundamental Representations), in each case, without giving effect to any materiality, Trident Material Adverse Effect or similar qualifiers contained therein, shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Trident Material Adverse Effect; and

(B)	the Trident and Merger Sub Fundamental Representations, in each case, without giving effect to any materiality, Trident Material Adverse Effect or similar qualifiers contained therein, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date).

(ii) Performance and Obligations of Trident and Merger Sub. Each of Trident and Merger Sub shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by Trident and/or Merger Sub, as applicable, on or prior to the Closing Date.

(iii) Officers Certificate. Trident and Merger Sub shall jointly deliver to the Company a duly executed certificate from an authorized officer of each of Trident and the Merger Sub, dated as of the Closing Date, certifying that the conditions set forth in Section 2.5(c)(i) and Section 2.5(c)(ii) have been satisfied.

(iv) Trident Closing Deliveries. The Company shall have received the closing deliveries set forth in Section 2.7.

(v) Sponsor Forfeiture Agreement. The Sponsor Forfeiture Agreement shall have been entered into and shall continue to be in full force and effect.

(vi) Trident Governing Documents. The Trident A&R Certificate of Incorporation and Trident Bylaws shall each be amended and restated in accordance with Section 6.13.

(d) Frustration of Closing Conditions. None of the Company, Trident or Merger Sub may rely on the failure of any condition set forth in this Section 2.5 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use commercially reasonable efforts to cause the closing conditions of such other Party to be satisfied.

(e) Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Section 2.5 that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

Section 2.6 Company Closing Deliveries.

(a) Company Deliveries. At the Closing, the Company shall deliver the following to Trident:

(i) the Investor Rights Agreement, duly executed by the Company and the other parties thereto (other than Trident and the Founder Holders);

(ii) a certificate, signed by an officer of the Company, certifying that true, complete and correct copies of the Governing Documents of the Company and each of its Active Subsidiaries, as in effect on the Closing Date, are attached to such certificate; and

(iii) a certificate, signed by an officer of the Company, certifying that true, complete and correct copies of the resolutions of the board of directors of the Company authorizing the execution and delivery of this Agreement and the other Ancillary Agreements to which the Company is a party and performance by the Company of the transactions contemplated hereby, including the Merger, having been duly and validly adopted and being in full force and effect as of the Closing Date, are attached to such certificate.

Section 2.7 Trident Closing Deliveries.

(a) Trident Closing Deliveries. At the Closing, Trident (on behalf of itself and the Founder Holders) shall deliver to the Company the following:

(i) the Investor Rights Agreement, duly executed by Trident and the Founder Holders;

(ii) a certificate, signed by an officer of Trident and Merger Sub, respectively, certifying that true, complete and correct copies of the Governing Documents of Trident and Merger Sub, respectively, as in effect on the Closing Date, are attached to such certificate;

(iii) a certificate, signed by an officer of Trident, certifying that true, complete and correct copies of the resolutions of the Trident Board authorizing the execution and delivery of this Agreement and the other Ancillary Agreements to which Trident is a party and performance by Trident of the transactions contemplated hereby, including the Merger, having been duly and validly adopted and being in full force and effect as of the Closing Date, are attached to such certificate; and

(iv) a certificate, signed by an officer of Merger Sub, certifying that true, complete and correct copies of the resolutions of the board of directors of Merger Sub authorizing the execution and delivery of this Agreement and the other Ancillary Agreements to which Merger Sub is a party and performance by Merger Sub of the transactions contemplated hereby, including the Merger, having been duly and validly adopted and being in full force and effect as of the Closing Date, are attached to such certificate.

Section 2.8 Delivery of Per Share Merger Consideration.

(a) As soon as practicable after the SEC Clearance Date, Trident shall cause to be mailed to each holder of record of Company Common Stock and Company Preferred Stock at the address provided to Trident by the Company, a letter of transmittal (the “Letter of Transmittal”), which shall (i) have customary representations and warranties as to title, authorization, execution and delivery, (ii) have a customary release of all claims against Trident and the Company arising out of or related to such holder’s ownership of shares of Company Common Stock or Company Preferred Stock, and (iii) specify that delivery shall be effected, and risk of loss and title to the shares of Company Common Stock and Company Preferred Stock, as applicable, shall pass, only upon delivery of the shares of Company Common Stock and Company Preferred Stock, as applicable, to Trident (including all certificates representing shares of Company Common Stock and Company Preferred Stock (each, a “Company Certificate” and, collectively, the “Company Certificates”), to the extent such shares of Company Common Stock or Company Preferred Stock are certificated), together with instructions thereto.

(b) Upon the receipt of a Letter of Transmittal (accompanied with all Company Certificates representing shares of Company Common Stock and Company Preferred Stock, to the extent such shares of Company Common Stock and Company Preferred Stock are certificated) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Trident, the holder of such shares of Company Common Stock and Company Preferred Stock, as applicable, shall be entitled to receive in exchange therefor, and conditioned upon the occurrence of the Closing, the aggregate Per Share Merger Consideration into which such shares of Company Common Stock and Company Preferred Stock, as applicable, have been converted pursuant to Section 2.1(b)(ii) (after giving effect to Section 2.1(b)(i)). Until surrendered as contemplated by this Section 2.8(b) together with the delivery of a duly, completely and validly executed Letter of Transmittal, each share of Company Common Stock and Company Preferred Stock shall be deemed at any time from and after the Merger Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration which the holders of shares of Company Common Stock and Company Preferred Stock, as applicable, were entitled to receive in respect of such shares pursuant to this Section 2.8(b).

Section 2.9 Lost Certificate. In the event any Company Certificate has been lost, stolen or destroyed, upon the delivery of a duly, completely and validly executed Letter of Transmittal with respect to the shares formerly represented by such Company Certificate, the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Trident, the provision by such Person of a customary indemnity against any claim that may be made against Trident with respect to such Company Certificate, Trident shall issue in exchange for such lost, stolen or destroyed Company Certificate the aggregate Per Share Merger Consideration issuable in respect thereof as determined in accordance with this Article II .

Section 2.10 Earnout.

(a) If, at any time on or prior to December 31, 2021, (x) the VWAP of shares of Trident Common Stock equals or exceeds $13.00 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on the Stock Exchange or any other national securities exchange, as applicable, or (y) if Trident consummates a transaction which results in the stockholders of Trident having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $13.00 per share (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the Trident Board), Trident shall promptly:

(i) issue to each stockholder of the Company who has received, or are entitled to receive, Per Share Merger Consideration pursuant to Section 2.1(b)(ii) (collectively, the “Stockholder Earnout Group”), a number of shares of Trident Common Stock equal to the product of (1) the Earnout Pro Rata Basis multiplied by (2) 3,000,000; and

(ii) issue to each Founder Holder a number of shares of Trident Common Stock equal to one-third of 2,000,000.

(b) If, at any time on or prior to December 31, 2022, (x) the VWAP of shares of Trident Common Stock equals or exceeds $16.00 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on the Stock Exchange or any other national securities exchange, as applicable, or (y) if Trident consummates a transaction which results in the stockholders of Trident having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $16.00 per share (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the Trident Board), Trident shall promptly:

(i) issue to each member of the Stockholder Earnout Group, a number of shares of Trident Common Stock equal to the product of (1) the Earnout Pro Rata Basis multiplied by (2) 3,000,000; and

(ii) issue to each Founder Holder a number of shares of Trident Common Stock equal to one-third of 2,000,000.

(c) For the avoidance of doubt, if the condition for more than one triggering event is met pursuant to Section 2.10(a) and/or Section 2.10(b), then all of the shares of Trident Common Stock to be issued in connection with each such triggering event shall be issued to the Founder Holders and Stockholder Earnout Group in accordance with this Section 2.10.

(d) The Trident Common Stock price targets set forth in Section 2.10(a) and Section 2.10(b) and the number of shares of Trident Common Stock to be issued pursuant to Section 2.10(a) and Section 2.10(b) shall be equitably adjusted for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event affecting the Trident Common Stock after the date of this Agreement.

(e) As used in this Section 2.10, the term “Earnout Pro Rata Basis” shall mean, with respect to any member of the Stockholder Earnout Group, in accordance with the ratio calculated by dividing (x) the sum of the number of shares of Trident Common Stock received, or entitled to be received, by such Person pursuant to Section 2.1(b)(ii) by (y) the sum of the aggregate number of shares of Trident Common Stock received, or entitled to be received, by the Stockholder Earnout Group pursuant to Section 2.1(b)(ii), in each case, as of immediately following the Closing.

(f) Any issuance of shares of Trident Common Stock pursuant to this Section 2.10 (i) is intended to comply with, and shall be effected in accordance with, Rev. Proc. 84-42, 1984-1 C.B. 521 and (ii) shall be treated as an adjustment to the Merger Consideration by the Parties for Tax purposes, unless otherwise required by Tax Law or pursuant to a “determination” (as defined in Section 1313(a) of the Code or any similar provision of U.S. state, local or non-U.S. law) or with respect to any amounts treated as imputed interest under Section 483 of the Code.

(g) For the avoidance of doubt, no member of the Stockholder Earnout Group shall receive any shares of Trident Common Stock pursuant to this Section 2.10 unless and until it has complied with the requirements of Section 2.8(b).

Section 2.11 Withholding. Trident and the Company (and any of their respective representatives and Affiliates) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Laws; provided, however, that the relevant payor will use commercially reasonable efforts to provide written notice (together with any legal basis therefor) to the relevant payee at least five (5) days prior to any such anticipated deduction or withholding (other than with respect to compensatory payments, if any) and reasonably cooperate with the relevant payee prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than with respect to compensatory payments, if any) are required under applicable Law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable Law, such deduction and withholding. To the extent that such withheld amounts are paid over to or deposited with the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made. Any amounts so withheld or deducted shall be timely remitted to the applicable Governmental Authority.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING THE TARGET COMPANIES

As an inducement to Trident and Merger Sub to enter into this Agreement and consummate the transactions contemplated by this Agreement, except as set forth in the Company Disclosure Letter (subject to Section 8.13), the Company hereby represents and warrants to Trident and the Merger Sub as follows:

Section 3.1 Organization; Authority; Enforceability. Each Target Company is (a) duly organized or formed, validly existing, and in good standing (or the equivalent, and where such concept of good standing is applicable) under the Laws of its jurisdiction of organization or formation (or, if continued in another jurisdiction, under the Laws of its current jurisdiction of registration (as applicable)), (b) qualified to do business and is in good standing (or the equivalent, and where such concept of good standing is applicable) in the jurisdictions in which the conduct of its business or locations of its assets and/or its leasing, ownership, or operation of properties makes such qualification necessary, except where the failure to be so qualified to be in good standing (or the equivalent) would not reasonably be expected to have a Material Adverse Effect and (c) each Target Company has the requisite corporate, limited liability company or other applicable business entity, as the case may be, power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted. The Company has the organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, and each of the Target Companies have taken all corporate or other legal entity action necessary in order to execute, deliver and perform their respective obligations hereunder and to consummate the transactions contemplated hereby and thereby. The board of directors of the Company has duly approved this Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement by the Company and the Ancillary Agreement to which it is a party. Except for the approval by the stockholders of the Company in accordance with the Company’s Governing Documents, no other corporate or equivalent proceedings on the part of any Target Company are necessary to approve and authorize the execution, delivery and performance of this Agreement and the Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. Correct and complete copies of the Governing Documents of the Company, as in effect on the date hereof, have been made available to Trident. Except as set forth on Section 3.1 of the Company Disclosure Letter, none of the Target Companies is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

Section 3.2 Noncontravention. Except as set forth on Section 3.2 of the Company Disclosure Letter, the filings pursuant to Section 6.7, and any arrangement set forth on Section 3.16(c) of the Company Disclosure Letter, the consummation by the Company of the transactions contemplated by this Agreement and the Ancillary Agreements to which the Company is a party do not (a) conflict with or result in any breach of any of the material terms, conditions or provisions of, (b) constitute a material default under (whether with or without the giving of notice, the passage of time or both), (c) result in a material violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (e) result in the creation of any Lien (other than Permitted Liens) upon the Company Common Stock under, (f) require any approval from, or (g) require any filing with, (i) any Material Contract or Material Lease, (ii) any Governing Document of a Target Company or (iii) any Governmental Entity under or pursuant to any Law or Order to which any Target Company is bound or subject, with respect to clauses (d) through (g), except as would not have a Material Adverse Effect. No Target Company is in violation of any of the Governing Documents of such Target Company, except as would not reasonably be expected to have a Material Adverse Effect.

Section 3.3 Capitalization.

(a) Section 3.3(a) of the Company Disclosure Letter sets forth with respect to the Company as of the Effective Date, (i) its name and jurisdiction of organization or formation, (ii) its form of organization or formation and (iii) the Equity Interests issued by the Company (including the number and class (as applicable) of vested and unvested Equity Interests) and the record and beneficial ownership (including the percentage interests held thereby) thereof. The Equity Interests set forth on Section 3.3(a) of the Company Disclosure Letter comprise all of the capital stock of the Company that are issued and outstanding as of the Effective Date, immediately prior to giving effect to the transactions occurring on the Closing Date set forth in this Agreement and in the Ancillary Agreements.

(b) Except as set forth on Section 3.3(b) of the Company Disclosure Letter, or set forth in this Agreement, and if applicable, as further detailed in the Ancillary Agreements or the Governing Documents of the Company:

(i) there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which the Company is a party or which are binding upon the Company providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests;

(ii) the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests;

(iii) the Company is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Interests of the Company to which the Company is a party; and

(v) the Company has not violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document or Contract to which the Company is a party in connection with the offer, sale or issuance of any of its Equity Interests.

(c) All of the issued and outstanding Equity Interests of each Active Company Subsidiary are owned by the Company, directly or indirectly. Except as set forth on Section 3.3(c) of the Company Disclosure Letter, no Target Company currently owns, directly or indirectly, any Equity Interests in any Person (other than another Target Company), and no Target Company has agreed to acquire any Equity Interests of any Person or has any branch, division, establishment or operations outside the jurisdiction in which it is incorporated, formed or organized (as applicable).

(d) The Inactive Company Subsidiaries are dormant or inactive. All of the issued and outstanding Equity Interests of each Inactive Company Subsidiary are owned by the Company, directly or indirectly.

Section 3.4 Financial Statements; No Undisclosed Liabilities.

(a) Attached as Section 3.4(a) of the Company Disclosure Letter are the (i) the unaudited balance sheets of the Company as of December 31, 2019 and December 31, 2020 (the December 31, 2020 balance sheets being the “Latest Balance Sheet” and the date of such balance sheets, the “Latest Balance Sheet Date”), and (ii) the related unaudited consolidated statements of profit and loss for the fiscal periods then ended (together with the Latest Balance Sheet, the “Financial Statements”).

(b) Except as set forth on Section 3.4(b) of the Company Disclosure Letter, each of the Financial Statements has been, and the PCAOB Financial Statements will be, when delivered to Trident pursuant to Section 6.8(i), derived from the books and records of the Target Companies. Except as set forth on Section 3.4(b) of the Company Disclosure Letter, (A) each of the Financial Statements has been, and the PCAOB Financial Statements will be, when delivered to Trident pursuant to Section 6.8(i), prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods indicated therein and (B) each of the Financial Statements fairly presents, and the PCAOB Financial Statements will, when delivered to Trident pursuant to Section 6.8(i), fairly present, in all material respects, the combined assets, liabilities, and financial condition as of the respective dates thereof and the operating results of the Target Companies for the periods covered thereby, except in each of clauses (A) and (B): (w) as otherwise noted therein, (x) that the Financial Statements do not include footnotes, schedules, statements of equity and statements of cash flow and disclosures required by GAAP, (y) that the Financial Statements have not been prepared in accordance with Regulation S-X of the SEC or the standards of the PCAOB, and (z) that the Financial Statements do not include all year-end adjustments required by GAAP, in each case of clauses (x), (y) or (z), which are not, material, individually or in the aggregate, in amount or effect. For the avoidance of doubt, the PCAOB Financial Statements, when delivered to Trident in accordance with Section 6.8(i), will be prepared in accordance with Regulation S-X of the SEC or the standards of the PCAOB.

(c) Each of the independent auditors for the Target Companies, with respect to their report as will be included in the PCAOB Financial Statements, is an independent registered public accounting firm within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC and, with respect to the PCAOB Financial Statements, the PCAOB.

(d) Except as set forth on Section 3.4(d) of the Company Disclosure Letter, the Target Companies have no material Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities set forth in or reserved against in the Financial Statements or the notes thereto or books and records of the Target Companies; (ii) Liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, or was caused by any breach of warranty, breach of Contract or infringement or violation of Law); (iii) Liabilities arising under this Agreement, the Ancillary Agreements and/or the performance by the Company of its obligations hereunder or thereunder or incurred in connection with the transactions contemplated by this Agreement, including the Transaction Expenses; (iv) Liabilities disclosed in the Company Disclosure Letter; or (v) Liabilities for Company Transaction Expenses.

(e) Except as set forth on Section 3.4(e) of the Company Disclosure Letter, as of the date of this Agreement, the Target Companies do not have any outstanding Indebtedness.

Section 3.5 No Material Adverse Effect. Since the Latest Balance Sheet Date, there has been no Material Adverse Effect.

Section 3.6 Absence of Certain Developments. Except as set forth on Section 3.6 of the Company Disclosure Letter, since the Latest Balance Sheet Date, each Target Company has conducted its business in all material respects in the Ordinary Course of Business.

Section 3.7 Real Property.

(a) Set forth on Section 3.7(a) of the Company Disclosure Letter is a correct and complete list (with the address) of each Owned Real Property. With respect to each Owned Real Property, except as set forth on Section 3.7(a) of the Company Disclosure Letter: (i) the applicable Target Company has good and marketable fee simple title to such Owned Real Property, which shall be free and clear of all Liens, except for Permitted Liens; (ii) the applicable Target Company has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (iii) other than pursuant to this Agreement, there are no outstanding options, rights of first offer, or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and (iv) no Target Company is a party to any agreement or option to purchase any real property or interest therein relating to the business of the Target Companies.

(b) Set forth on Section 3.7(b) of the Company Disclosure Letter is a correct and complete list (with the address) of all Material Leases. Except as set forth on Section 3.7(b) of the Company Disclosure Letter, with respect to each of the Material Leases: (i) no Target Company subleases, licenses or otherwise grants to any Person the right to use or occupy the Material Leases or any portion thereof; (ii) the applicable Target Company’s possession and quiet enjoyment of the Material Leases under such Material Leases, to the extent applicable, is not being disturbed, (iii) each applicable Target Company has made available to Trident a correct and complete copy of all Material Leases; (iv) all rent and other material undisputed amounts due and payable with respect to the Material Leases on or prior to the date of this Agreement have been paid when due, and all rent and other material undisputed amounts due and payable with respect to the Material Leases on or prior to the Closing Date, to the extent then due and payable, will have been paid prior to the Closing Date; and (v) the Company is not in material default under any such Material Leases nor, to the Company’s Knowledge, has an event occurred which would, with the giving of notice or the expiration of time, result in such material default by it or by any other party to such Material Leases.

(c) The Owned Real Property and Leased Real Property comprises all of the real property used in the business of the Target Companies.

(d) Except as set forth on Section 3.7(d) of the Company Disclosure Letter since the Lookback Date, no portion of the Leased Real Property that is the subject of a Material Lease has suffered damage by fire or other casualty loss, which has not been repaired and restored in all material respects.

Section 3.8 Tax Matters. Except as set forth on Section 3.8 of the Company Disclosure Letter:

(a) Each Target Company has timely filed all material Tax Returns required to be filed by it pursuant to applicable Laws (taking into account any validly obtained extension of time within which to file). All material Tax Returns filed by each of the Target Companies are correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. All material amounts of Taxes and all material amounts of Tax Liabilities shown on any Tax Return as due and payable by each of the Target Companies for which the applicable statute of limitations remains open have been timely paid.

(b) Each Target Company has timely and properly withheld or collected and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, individual independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem, value added, and similar Taxes and has otherwise complied in all material respects with all applicable Laws relating to such withholding, collection and payment of Taxes.

(c) No written claim has been made by a Taxing Authority in a jurisdiction where a Target Company does not file a particular type of Tax Return, or pay a particular type of Tax, that such Target Company is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction, which claim has not been settled or resolved. The income Tax Returns made available to Trident reflect all of the jurisdictions in which the Target Companies are required to remit material amounts of income Tax.

(d) No Target Company is currently the subject of any Tax Proceeding with respect to any Taxes or Tax Returns of or with respect to any Target Company. All material deficiencies for Taxes asserted or assessed in writing against any Target Company have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of the Company, no such deficiency has been threatened or proposed in writing against any Target Company.

(e) There are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to any Target Company or extending a period of Tax collection, assessment or deficiency for Taxes due from or with respect to any Target Company, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. No Target Company is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to any Taxes or Tax Returns of any Target Company that would have a material adverse effect on any Target Company following the date of the Latest Balance Sheet.

(f) No Target Company has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g) No Target Company will be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring before the Closing Date governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a disposition occurring before the Closing Date reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received prior to the Closing Date or deferred revenue realized, accrued or received outside the Ordinary Course of Business prior to the Closing; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period); or (v) a “closing agreement” as described under Code Section 7121 (or any similar provision of state, local or non-U.S. Law) entered into prior to the Closing Date.

(h) There is no Lien for Taxes on any of the assets of any Target Company, other than Permitted Liens.

(i) No Target Company is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement.

(j) The Target Companies have not taken, or agreed to take, any action (nor permitted any action to be taken), and are not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(k) Notwithstanding any other provision in this Agreement, Section 3.4, this Section 3.8, and Section 3.16 contain the sole representations and warranties of the Target Companies concerning Taxes. Notwithstanding any representation or warranty in this Agreement (including the representations and warranties set forth in this Section 3.8), no representation or warranty is being made as to the use or availability of any Tax attribute or credit of the Target Companies in any taxable period (or portion thereof) beginning on the day immediately after the Closing Date.

Section 3.9 Contracts.

(a) Except as set forth on Section 3.9(a) of the Company Disclosure Letter, no Target Company is a party to, or bound by, any (other than any Contracts that are no longer in effect and under which no Target Company has any continuing or potential material Liability):

(i) collective bargaining agreement;

(ii) Contract with any (x) Material Supplier which required payments to such Material Supplier by one or more Target Companies during the 2019 calendar year of an aggregate amount exceeding $500,000 or (y) Material Customer which required payments by such Material Customer to one or more Target Companies during the 2019 calendar year of an aggregate amount exceeding $500,000;

(iii) Contract for the employment or engagement of any director, officer, or employee (A) providing for an annual base compensation in excess of $250,000 and (B) not terminable upon ninety (90) days’ notice or less without any material liability to any Target Company in excess of that required under applicable law;

(iv) Contract under which any Target Company has created, incurred, assumed or borrowed any money or issued any note, indenture or other evidence of Indebtedness or guaranteed Indebtedness of others, in each case having an outstanding principal amount in excess of $500,000 (other than borrowings under the existing credit facilities of the Target Companies);

(v) written Contract for the licensing of Intellectual Property that is material to the conduct of the business of the Target Companies as currently conducted, other than Contracts (A) concerning uncustomized, commercially available Software (whether on-premises software, software-as-a-service services, platform-as-a-service services, and/or infrastructure-as-a-service services); (B) that are immaterial to the business of the Target Companies; (C) that include a license in of any commercially available Intellectual Property pursuant to stock, boilerplate, or other generally non-negotiable terms, such as, for example, website and mobile application terms and conditions or terms of use, stock photography licenses, and similar Contracts; (D) pursuant to which a Target Company grants non-exclusive licenses of Owned Intellectual Property to in the Ordinary Course of Business; or (E) whereby Intellectual Property is implicitly licensed or are incidental to the sale or purchase of goods or services;

(vi) Contract that the Company reasonably expects will require aggregate future payments to or from any Target Company in excess of $500,000 in the 12-month period following Closing, other than those that can be terminated without material penalty by such Target Company upon ninety (90) days’ notice or less and can be replaced with a similar Contract on materially equivalent terms in the Ordinary Course of Business; provided that the listing of a Contract on Section 3.9(a)(vi) of the Company Disclosure Letter is not a representation or warranty that such Contract will actually require aggregate future payments in such period in excess of $500,000;

(vii) other than this Agreement, Contract for the sale or disposition of any material assets or Equity Interests of any Target Company with an aggregate fair market value greater than $1,000,000 (other than those providing for sales or dispositions of (x) assets and inventory in the Ordinary Course of Business, (y) assets no longer used in the businesses of the Target Companies, and (z) non-exclusive licenses of Owned Intellectual Property granted in the Ordinary Course of Business), in each case, under which there are material outstanding obligations of the applicable Target Company (including any sale or disposition agreement that has been executed, but has not closed);

(viii) Contract that materially limits or restricts, or purports to limit or restrict, any Target Company (or after the Closing, Trident or any Target Company) from engaging or competing in any line of business or material business activity in any jurisdiction;

(ix) Contract that contains a provision providing for the sharing of any revenue with any other Person in excess of $500,000 in any one-year period;

(x)    Contract involving the settlement, conciliation or similar agreement of any Proceeding or threatened Proceeding (y) involving payments (exclusive of attorney’s fees) in excess of $500,000 in any single instance or in excess of $1,000,000 in the aggregate, or (z) that by its terms limits or restricts any Target Company from engaging or competing in any line of business in any jurisdiction;

(xi) Contract requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) following the Closing Date by any Target Company in an amount in excess of $500,000 annually or $1,000,000 over the life of the Contract;

(xii) Contract that relates to the future acquisition of material business, assets or properties by any Target Company (including the acquisition of any business, stock or material assets of any Person or any real property and whether by merger, sale of stock, sale of assets or otherwise) for a purchase price in excess of $2,500,000 in any single instance or in excess of $10,000,000 in the aggregate, except for (x) any agreement related to the transactions contemplated by this Agreement, (y) any non-disclosure, indications or interest, term sheets, letters of intent or similar agreements entered into in connection with such acquisitions, and (z) any agreement for the purchase of inventory or other assets or properties in the Ordinary Course of Business; or

(xiii) Contract set forth on Section 3.22 of the Company Disclosure Letter.

(b) Except as set forth on Section 3.9(b) of the Company Disclosure Letter, each Contract listed on Section 3.9(a) of the Company Disclosure Letter (each, a “Material Contract”) is in full force and effect and is valid, binding and enforceable against the applicable Target Company party thereto and against each other party thereto, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles and except as would not have a Material Adverse Effect. The Company has made available to Trident a copy of each Material Contract. With respect to all Material Contracts, none of the Target Companies or, to the Knowledge of the Company, any other party to any such Material Contract is in breach or default thereunder, which breach or default would have a Material Adverse Effect (or is alleged in writing to be in breach or default thereunder, which breach or default would have a Material Adverse Effect), and, to the Knowledge of the Company, there does not exist under any Material Contract any event or circumstance which, with the giving of notice or the lapse of time (or both), would constitute such a breach or default by any Target Company thereunder (which breach or default would have a Material Adverse Effect) or any other party to such Material Contract (which breach or default would have a Material Adverse Effect). During the last twelve (12) months, no Target Company has received any written claim or notice, or, to the Knowledge of the Company, oral claim or notice, of breach of or default under any such Material Contract (which breach or default would have a Material Adverse Effect).

Section 3.10 Intellectual Property.

(a) Except as set forth on Section 3.10(a) of the Company Disclosure Letter, and except where it would not be material to the Target Companies, taken as a whole, (x) to the Knowledge of the Company, the former and current products and services and operation of the business of the Target Companies do not infringe, misappropriate or otherwise violate, any Intellectual Property rights of any Person, and (y) there are no Proceedings pending (or, to the Knowledge of the Company, threatened) alleging any such infringement, misappropriation or other violation or challenging the ownership, registration, validity or enforceability of any Owned Intellectual Property which is material to the Target Companies. To the Knowledge of the Company, except as set forth on Section 3.10(a) of the Company Disclosure Letter, no Person is, infringing upon, misappropriating or otherwise violating any Owned Intellectual Property in a manner that is material to any of the Target Companies.

(b) Except as set forth on Section 3.10(b) of the Company Disclosure Letter, and except where the failure to so own or have the right to use would not be material to the Target Companies, taken as a whole, to the Knowledge of the Company, the Target Companies own all right, title, and interest in and to all Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens), and own or have the valid right to use all other Intellectual Property necessary for the conduct of the business of such Target Company in all material respects as currently conducted. Set forth on Section 3.10(b) of the Company Disclosure Letter is all Registered Owned Intellectual Property. Except as set forth on Section 3.10(b) of the Company Disclosure Letter, the Owned Intellectual Property is not subject to any outstanding Order restricting the use or licensing thereof by any Target Company or the business of the Target Companies.

(c) Section 3.10(c) of the Company Disclosure Letter sets forth a true list of all Software that is Owned Intellectual Property and material to the Target Companies. To the Knowledge of the Company, no Person other than a Target Company possesses, or has a right to possess, a copy, in any form (print, electronic or otherwise), of any source code for such Software (other than employees, contractors, and consultants of the Target Companies that have strict confidentiality obligations to the Target Companies with respect to such source code and solely to the extent necessary for them to maintain, store or develop such Software for a Target Company) and, other than possession of any such copies by employees, contractors or consultants, all such source code is in the sole possession of the Target Companies and has been maintained as strictly confidential.

(d) All Publicly Available Software used by the Target Companies in connection with the Target Companies’ business has been used in all material respects in accordance with the terms of its governing license. To the Knowledge of the Company, none of the Target Companies has used any Publicly Available Software in connection with Owned Intellectual Property, nor licensed or distributed to any third party any combination of Publicly Available Software and Owned Intellectual Property, in each case, in a manner that (i) requires, or conditions the use or distribution of any Software that is Owned Intellectual Property on, the disclosure, licensing or distribution of any source code for any Owned Intellectual Property or (ii) otherwise imposes any limitation, restriction or condition on the right or ability of the Target Companies to use, distribute or enforce Owned Intellectual Property in any manner.

(e) To the Knowledge of the Company, each Target Company has obtained from all Persons (including all current and former founders, officers, directors, stockholders, employees, contractors, consultants and agents) who have contributed to the creation of any material Owned Intellectual Property a valid and enforceable written present assignment of all rights, title, and interest in and to any such Owned Intellectual Property to such Target Company (other than where such rights, title, and interest in and to such Owned Intellectual Property have vested in such Target Company by operation of Law).

(f) Each Target Company has taken commercially reasonable measures to protect the confidentiality of all of its material trade secrets and other material confidential information. To the Knowledge of the Company, except as required by Law or as part of any audit or examination by a Governmental Entity, no such material trade secret or material confidential information has been disclosed by any Target Company to any Person, other than to Persons pursuant to a duty of confidentiality or confidentiality agreement and no Person is in violation of any such confidentiality agreements.

(g) Except where it would not be material to the Target Companies and to the Knowledge of the Company, the IT Assets are sufficient in all material respects for the current business operations of the Target Companies. The Target Companies have in place commercially reasonable disaster recovery and security plans and procedures and have taken commercially reasonable steps to safeguard the confidentiality, security and integrity of the IT Assets owned by the Target Companies.

Section 3.11 Data Security; Data Privacy.

(a) Except as set forth on Section 3.11(a) of the Company Disclosure Letter, the Target Companies have not, to the Knowledge of the Company, experienced any material Security Breaches or material Security Incidents or a material failure of the IT Assets since the Lookback Date, and no Target Company has received any uncured written notices, claims or complaints from any Person regarding such a material Security Breach or material Security Incident or material failure of the IT Assets since the Lookback Date. Except as would not be material to the Target Companies and to the Knowledge of the Company, since the Lookback Date, no Target Company has received any uncured written complaint, claim, demand, inquiry or other notice, including a notice of investigation, from any Person (including any Governmental Entity) regarding any of the Target Companies’ Processing of Personal Information or compliance with applicable Privacy Requirements.

(b) Except as set forth on Section 3.11(b) of the Company Disclosure Letter or as would not constitute a Material Adverse Effect, each Target Company is in compliance with all applicable Privacy Requirements. The execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate any applicable Privacy Requirements or result in or give rise to any right of termination or other right to impair or limit the Target Companies’ right to own or process any Personal Information used in or necessary for the conduct of the business of the Target Companies, except where such termination, impairment or limitation would not be material to the Target Companies.

Section 3.12 Information Supplied; Registration Statement. The information supplied in writing by the Company with respect to the Target Companies expressly for inclusion in the Registration Statement (including the Proxy Statement), the Additional Trident Filings, any other Trident SEC Filing or any other document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release), which information with respect to the Target Companies shall be provided by the Company, shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available, (b) the time the Registration Statement becomes effective and the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to Trident Stockholders, or (c) the time of Trident Stockholder Meeting (in each case, subject to the qualifications and limitations set forth in the materials provided by the Company or that are included in such filings and/or mailings), except that no warranty or representation is made by the Company with respect to (i) statements made or incorporated by reference therein based on information supplied by Trident or its Affiliates for inclusion in such materials or (ii) any projections or forecasts included in such materials.

Section 3.13 Litigation. Except (a) for Proceedings under any Tax Law (as to which certain representations and warranties are made pursuant to Section 3.8) and (b) as set forth on Section 3.13(a) of the Company Disclosure Letter, there are no Proceedings (or to the Knowledge of the Company, investigations by a Governmental Entity) pending or, to the Knowledge of the Company, threatened in writing against any Target Company or any director or officer of a Target Company (in their capacity as such), and since the Lookback Date the Target Companies have not been subject to or bound by any material outstanding Orders. Except as set forth on Section 3.13(b) of the Company Disclosure Letter, there are no Proceedings in which the reasonably expected damages are in excess of $500,000 pending or threatened by any Target Company against any other Person. To the Knowledge of the Company, there are no ongoing internal investigations by any Target Company with respect to any current employee of a Target Company.

Section 3.14 Brokerage. Except as set forth on Section 3.14 of the Company Disclosure Letter, no Target Company has any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any Target Company, Trident or Merger Sub to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

Section 3.15 Labor Matters.

(a) Except as set forth on Section 3.15(a)(i) of the Company Disclosure Letter, no Target Company is a party to or negotiating any collective bargaining agreement with respect to employees of any Target Company. There are no strikes, work stoppages, slowdowns or other material labor disputes pending or, to the Knowledge of the Company, threatened against any Target Company, and no such strikes, work stoppages, slowdowns or other material disputes have occurred since the Lookback Date. Except as set forth on Section 3.15(a)(ii) of the Company Disclosure Letter, since the Lookback Date, (i) no labor union or other labor organization, or group of employees of any Target Company, has made a written demand for recognition or certification with respect to any employees of any Target Company, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with any labor relations tribunal or authority and (ii) to the Knowledge of the Company, there have been no pending or threatened union organizing activities with respect to employees of any Target Company.

(b) Except as set forth on Section 3.15(b)(i) of the Company Disclosure Letter and except as would not reasonably be expected to result in material Liabilities to the Target Companies, the Target Companies, are, and since the Lookback Date have been, in compliance, in all material respects, with all applicable Laws relating to the employment of labor, including (where applicable) provisions thereof relating to wages and hours, classification (including employee, independent contractor classification), equal opportunity, employment harassment, discrimination or retaliation, disability rights, workers’ compensation, affirmative action, collective bargaining, workplace health and safety, immigration (including the proper confirmation of employee visas), whistleblowing, plant closures and layoffs, employee trainings and notices, labor relations, employee leave issues, unemployment insurance, and the payment of social security and other Taxes.

(c) None of the Target Companies has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law that remains unsatisfied.

(d) To the Knowledge of the Company, no employee or individual independent contractor of any Target Company is, with respect to his or her employment by or relationship with any Target Company, in material breach of the terms of any employment agreement, nondisclosure agreement, noncompetition agreement, nonsolicitation agreement, restrictive covenant or similar obligation (i) owed to the Target Companies; or (ii) owed to any third party with respect to such Person’s employment or engagement by the Target Companies.

(e) Since the Lookback Date, the Target Companies have used reasonable best efforts to investigate all sexual harassment, or other discrimination, or retaliation allegations which have been reported to the appropriate individuals at the Target Companies responsible for reviewing such allegations in accordance with the policies and procedures established by the Target Companies. With respect to each such allegation deemed to have potential merit, the Target Companies have taken such corrective action that is reasonably calculated to prevent further improper conduct.

Section 3.16 Employee Benefit Plans.

(a) Section 3.16(a) of the Company Disclosure Letter lists each material Company Employee Benefit Plan. With respect to each material Company Employee Benefit Plan, the Company has made available to Trident correct and complete copies, to the extent applicable, of (i) the current plan document (and all amendments thereto), or, if unwritten, a summary of the material terms thereof, (ii) the most recent summary plan description (with all summaries of material modifications thereto), (iii) the most recent annual reports (Form 5500 series) filed with the IRS with respect to each applicable Company Employee Benefit Plan, and (iv) the most recent determination, advisory or opinion letter received from the Internal Revenue Service.

(b) No Target Company has any obligation to provide, retiree or post-employment health or life insurance to any former employee other than as required by applicable Law. No Company Employee Benefit Plan is a “defined benefit plan” (as defined in Section 3(35) of ERISA) that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code or a “multiemployer plan,” as defined in Section 3(37) of ERISA that is subject to Title IV of ERISA.

(c) Each Company Employee Benefit Plan has been established, operated, maintained, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws. There is no Proceeding (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan, in each case, that would result in material liability to the Target Companies. With respect to each Company Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are required to be made or paid by any of the Target Companies have been timely made in all material respects in accordance with the terms of the Company Employee Benefit Plan and in all material respects in compliance with the requirements of applicable Law.

(d) Except as set forth on Section 3.16(d) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement, either alone or together with any other event will not (i) result in any material payment or benefit becoming due or payable, to any current or former officer, employee, director or individual independent contractor under a Company Employee Benefit Plan, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former officer, employee, director or individual independent contractor under a Company Employee Benefit Plan, (iii) result in the acceleration of the time of payment, vesting or funding, of any such benefit or compensation under a Company Employee Benefit Plan, or (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Target Companies to any current or former officer, employee, director or individual independent contractor. The consummation of the transactions contemplated hereby this Agreement will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Employee Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

Section 3.17 Insurance. All material policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance as may be applicable to the businesses of the Target Companies in amounts and scope of coverage as are customary for companies of a similar nature and size operating in the industries in which the Target Companies operate (the “Insurance Policies”). As of the date of this Agreement: (a) all of the material Insurance Policies held by, or for the benefit of, the Target Companies as of the date of this Agreement with respect to policy periods that include the date of this Agreement are in full force and effect, and (b) no Target Company has received a written notice of cancellation of any of the Insurance Policies or of any material changes that are required in the conduct of the business of the Company or any of the Active Company Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of the Insurance Policies. No Target Company is in material breach or material default under, nor has it taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute a material breach or material default under, or permit a material increase in premium, cancellation, material reduction in coverage, material denial or non-renewal with respect to any Insurance Policy.

Section 3.18 Compliance with Laws; Permits.

(a) Except (i) with respect to compliance with Tax Laws (as to which certain representations and warranties are made pursuant to Section 3.8), and (ii) as set forth on Section 3.18(a) of the Company Disclosure Letter, each Target Company is and, since the Lookback Date has been, in material compliance with all Laws applicable to the conduct of the business of the Target Companies and, since the Lookback Date, no uncured written notices have been received by any Target Company from any Governmental Entity or any other Person alleging a material violation of any such Laws.

(b) Each Target Company holds all material permits, licenses, registrations (excluding Intellectual Property registrations and certifications), approvals, consents, accreditations, waivers, exemptions and authorizations of any Governmental Entity, required for the ownership and use of its assets and properties or the conduct of their businesses (including for the occupation and use of the Leased Real Property) as currently conducted (collectively, “Permits”) and are in compliance in all material respects with all material terms and conditions of such Permits. All of such Permits are valid and in full force and effect and none of such Permits will be terminated as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement. No Target Company is in material default under any such Permit and to the Knowledge of the Company, no condition exists that, with the giving of notice or lapse of time or both, would constitute a material default under such Permit, and no Proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any such Permit in a manner that has had or would reasonably be expected to have a material adverse effect on the ability of the applicable Target Company to use such Permit or conduct its business.

Section 3.19 No Bankruptcy. None of the Target Companies is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar Proceeding.

Section 3.20 Anti-Corruption Compliance.

(a) In the past five years, in connection with or relating to the business of the Target Companies, no Target Company, and to the Knowledge of the Company, no director, officer, manager, employee, agent or third-party representative of a Target Company (in their capacities as such) (i) has made, authorized, solicited or received any unlawful bribe, rebate, payoff, influence payment or kickback, (ii) has used or is using any corporate funds for any contributions, gifts, entertainment, hospitality, travel, in each case, to the extent illegal, or (iii) has, directly or indirectly, knowingly made, offered, authorized or promised, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any officer of a Governmental Entity or other Person in violation of applicable Anti-Corruption Laws. There are no pending legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, alleging (i) any such unlawful payments, contributions, gifts, entertainment, bribes, rebates, kickbacks, financial or other advantages or (ii) any other violation of any Anti-Corruption Law.

(b) The transactions of the Target Companies are accurately reflected on their respective books and records in compliance in all material respects with applicable Anti-Corruption Laws.

Section 3.21 Anti-Money Laundering Compliance.

(a) There are no matters of material non-compliance with any Anti-Money Laundering Law that any Governmental Entity has required the Company to correct since the Lookback Date, unless otherwise disclosed in Section 3.21 of the Company Disclosure Letter.

(b) No Target Company nor, to the Knowledge of the Company, any of their respective directors, officers, managers, employees, agents or third-party representatives (in their capacities as such) has engaged in a transaction that involved its receipt of the proceeds of crime in violation of any Anti-Money Laundering Laws.

(c) There are no pending, or to the Knowledge of the Company, threatened, legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, alleging any violations of any Anti-Money Laundering Laws by any Target Company or any of their respective directors, officers, managers, or employees.

Section 3.22 Affiliate Transactions.

(a) Except as set forth on Section 3.22(a) of the Company Disclosure Letter, there are no Contracts (except for the Governing Documents) between any of the Target Companies, on the one hand, and any Interested Party (other than another Target Company) on the other hand (such Contracts, “Affiliated Transactions”).

(b) Except as set forth on Section 3.22(b) of the Company Disclosure Letter, there have been no Prohibited Affiliate Transactions since the Latest Balance Sheet Date.

Section 3.23 Compliance with Applicable Sanctions and Embargo Laws.

(a) No Target Company nor, to the Knowledge of the Company, any of their directors, officers, managers, employees, agents or third-party representatives, is or since the Lookback Date, has been: (i) a Sanctioned Person; (ii) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country in material violation of applicable Sanctions in connection with the business of any Target Company; or (iii) in material violation of any applicable Sanctions or applicable Export Control Laws or U.S. anti-boycott requirements (the “Trade Control Laws”), in connection with the business of any Target Company.

(b) There are no legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations alleging any material violations by any Target Company of the Trade Control Laws.

Section 3.24 Inspections; Trident’s and Merger Sub’s Representations. The Company has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. The Company agrees to engage in the transactions contemplated by this Agreement based upon its own inspection and examination of Trident and Merger Sub and on the accuracy of the representations and warranties set forth in Article IV and any Ancillary Agreement or certificate delivered by Trident or Merger Sub pursuant to this Agreement and hereby disclaims reliance upon any express or implied representations or warranties of any nature made by Trident, Merger Sub or any of their Affiliates or representatives, except for those set forth in Article IV and in any Ancillary Agreement or certificate delivered by Trident or Merger Sub pursuant to this Agreement. The Company specifically acknowledges and agrees to Trident’s and Merger Sub’s disclaimer of any representations or warranties other than those set forth in Article IV and in any Ancillary Agreement or certificate delivered by Trident or Merger Sub pursuant to this Agreement, whether made by Trident, Merger Sub or any of their Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Company, its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company, its Affiliates or representatives by Trident, Merger Sub or any of their Affiliates or representatives), other than those set forth in Article IV and in any Ancillary Agreement or certificate delivered by Trident or Merger Sub pursuant to this Agreement. The Company specifically acknowledges and agrees that, without limiting the generality of this Section 3.24, none of Trident, Merger Sub or any of their Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. The Company specifically acknowledges and agrees that except for the representations and warranties set forth in Article IV and in any Ancillary Agreement or certificate delivered by Trident or Merger Sub pursuant to this Agreement, neither Trident nor Merger Sub has made any other express or implied representation or warranty with respect to Trident or Merger Sub, its assets or Liabilities, the businesses of Trident or Merger Sub, or the transactions contemplated by this Agreement or the Ancillary Agreements.

Article IV
REPRESENTATIONS AND WARRANTIES OF TRIDENT AND MERGER SUB

As an inducement to the Company to enter into this Agreement and consummate the transactions contemplated by this Agreement, except (a) for all representations and warranties of Trident and Merger Sub, as set forth in the applicable section of Trident’s Disclosure Letter (subject to Section 8.13), or (b) for all representations and warranties of Trident and Merger Sub other than those set forth in Section 4.1, Section 4.2(a), Section 4.2(b), Section 4.2(c), Section 4.3, Section 4.8, Section 4.9, and Section 4.14, as disclosed in any report, schedule, form statement or other document filed with, or furnished to, the SEC by Trident and publicly available prior to the Effective Date (excluding any disclosures in any “risk factors” section that do not constitute statements of facts, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), Trident and Merger Sub hereby represents and warrants to the Company as follows:

Section 4.1 Organization; Authority; Enforceability. Each of Trident and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Trident and Merger Sub is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the character of its properties, or in which the transaction of its business, makes such qualification necessary, except, in each case, where the failure to be so qualified and in good standing (or equivalent) would not have a Trident Material Adverse Effect. Each of Trident and Merger Sub has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Ancillary Agreements to which Trident or Merger Sub, as applicable, is a party and the transactions contemplated hereby and thereby have been duly approved and authorized by all requisite action, including by requisite Trident Board action on the part of Trident. No other proceedings on the part of Trident (including any action by Trident Board or Trident Stockholders) or Merger Sub, except for the receipt of the Required Vote, are necessary to approve and authorize the execution, delivery or performance of this Agreement and the Ancillary Agreements to which Trident or Merger Sub, as applicable, is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements to be executed and delivered by Trident and/or Merger Sub, as applicable, at Closing will be, duly executed and delivered by Trident and/or Merger Sub, as applicable, and constitute valid and binding agreement of Trident and/or Merger Sub, as applicable, enforceable against Trident and Merger Sub, as applicable, in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. Neither Trident nor Merger Sub is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

Section 4.2 Capitalization.

(a) The authorized share capital of Trident consists of (i) 100,000,000 shares of Trident Common Stock, and (ii) 1,000,000 preferred shares, par value $0.001 per share (“Trident Preferred Shares”). As of the date hereof and as of immediately prior to the Closing (without giving effect to the Trident Share Redemptions or the Forfeiture Shares to be forfeited pursuant to the Sponsor Forfeiture Agreement), (1) 11,967,720 shares of Trident Common Stock are and will be issued and outstanding, (2) no Trident Preferred Shares are and will be issued and outstanding, and (3) 21,275,000 warrants of Trident are and will be issued and outstanding, in such amounts, type, exercise price and with such expiration date as set forth on Section 4.2(a) of Trident’s Disclosure Letter (the “Trident Warrants”). The exercise price of each Trident Warrant has not been reduced to an amount less than $11.50 per Trident Warrant. The Equity Interests set forth in this Section 4.2(a) comprise all of the Equity Interests of Trident that are issued and outstanding (without giving effect to the Trident Share Redemptions). The authorized share capital of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, of which 100 shares are issued and outstanding and beneficially held (and held of record) by Trident as of the date hereof and as of immediately prior to the Closing.

(b) Except as (x) set forth on Section 4.2(b) of Trident’s Disclosure Letter, or (y) set forth in this Agreement (including as set forth in Section 4.2(a)), the Ancillary Agreements or the Governing Documents of Trident:

(i) there are no outstanding options, warrants, Contracts, calls, puts, bonds, debentures, notes rights to subscribe, conversion rights or other similar rights to which Trident or Merger Sub is a party or which are binding upon Trident or Merger Sub providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests;

(ii) neither Trident nor Merger Sub is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests;

(iii) neither Trident nor Merger Sub is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Interests of Trident or Merger Sub; and

(v) neither Trident nor Merger Sub has violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document or Contract to which Trident or Merger Sub is a party in connection with the offer, sale or issuance of any of its Equity Interests.

(c) All of the issued and outstanding Equity Interests of Trident and Merger Sub, have been duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, call options, rights of first refusal or similar rights of any Person or applicable Law, other than in each case Securities Liens.

(d) Except as set forth on Section 4.2(d) of Trident’s Disclosure Letter, neither Trident nor Merger Sub owns, directly or indirectly, any Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person.

(e) neither Trident nor Merger Sub has any Liability with respect to indebtedness for borrowed money.

Section 4.3 Brokerage. Except as set forth on Section 4.3 of Trident’s Disclosure Letter, neither Trident nor Merger Sub has incurred any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any Target Company, Trident, or Merger Sub, as applicable, to pay a finder’s fee, brokerage or agent’s commissions or other like payments.

Section 4.4 Trust Account. As of the Effective Date, Trident has at least $63,406,154.64 (the “Trust Amount”) in the Trust Account, with such funds invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Trident, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by Trident or the Trustee, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by Trident. Trident is not party to or bound by any side letters with respect to the Trust Agreement or (except for the Trust Agreement) any Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the Trident SEC Documents to be inaccurate in any material respect or (b) explicitly by their terms, entitle any Person (other than (i) the Trident Stockholders who shall have exercised their rights to participate in the Trident Share Redemptions and (ii) Trident with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to one hundred thousand dollars ($100,000) of interest on such proceeds to pay dissolution expenses) to any portion of the proceeds in the Trust Account. There are no Proceedings (or to the Knowledge of Trident, investigations) pending or, to the Knowledge of Trident, threatened with respect to the Trust Account.

Section 4.5 Trident SEC Documents; Controls.

(a) Trident has timely filed or furnished all material forms, reports, schedules, statements and other documents required to be filed by it with the SEC since the consummation of the initial public offering of Trident’s securities, together with any material amendments, restatements or supplements thereto, and all such forms, reports, schedules, statements and other documents required to be filed or furnished under the Securities Act or the Securities Exchange Act (excluding Section 16 under the Securities Exchange Act) (all such forms, reports, schedules, statements and other documents filed with the SEC, the “Trident SEC Documents”). As of their respective dates, each of the Trident SEC Documents, as amended (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Trident SEC Documents. None of the Trident SEC Documents contained, when filed or, if amended prior to the Effective Date, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Trident, as of the date hereof, (i) none of the Trident SEC Documents are the subject of ongoing SEC review or outstanding SEC comment and (ii) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any Trident SEC Document.

(b) Each of the financial statements of Trident included in the Trident SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the Effective Date, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Trident, as of their respective dates and the results of operations and the cash flows of Trident, for the periods presented therein. Each of the financial statements of Trident included in the Trident SEC Documents were derived from the books and records of Trident, which books and records are, in all material respects, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices.

(c) No notice of any SEC review or investigation of Trident or the Trident SEC Documents has been received by Trident. Since the consummation of its initial public offering, all comment letters received by Trident from the SEC or the staff thereof and all responses to such comment letters filed by or on behalf of Trident are publicly available on the SEC’s EDGAR website.

(d) Since the consummation of the initial public offering of Trident’s securities, Trident has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Securities Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Trident SEC Document. Each such certification is correct and complete. Trident maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Securities Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning Trident is made known on a timely basis to the individuals responsible for the preparation of the Trident SEC Documents. As used in this Section 4.5(d), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(e) Trident has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Trident maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

Section 4.6 Information Supplied; Registration Statement. The information supplied or to be supplied by Trident in writing for inclusion in the Registration Statement (including the Proxy Statement), the Additional Trident Filings, any other Trident SEC Filing, or any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available, (b) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Trident Stockholders, or (c) the time of the Trident Stockholder Meeting (subject to the qualifications and limitations set forth in the materials provided by Trident or that are included in such filings and/or mailings), except that no warranty or representation is made by Trident with respect to (i) statements made or incorporated by reference therein based on information supplied by the Target Companies or their respective Affiliates for inclusion therein and (ii) any projections or forecasts included in such materials. The Registration Statement will comply in all material respects with the applicable requirements of the Securities Exchange Act and the rules and regulations of the SEC thereunder applicable to the Registration Statement.

Section 4.7 Litigation. There are no material Proceedings (or to the Knowledge of Trident, investigations by any Governmental Entity) pending or, to the Knowledge of Trident, threatened against Trident or Merger Sub or, to the Knowledge of Trident, any director, officer or employee of Trident or Merger Sub (in their capacity as such) and during the past two (2) years there have not been any such Proceedings and neither Trident nor Merger Sub is subject to or bound by any material outstanding Orders. There are no material Proceedings pending or threatened by Trident or Merger Sub against any other Person.

Section 4.8 Listing. The issued and outstanding Trident Common Stock and the Trident Warrants (the foregoing, collectively, the “Trident Public Securities”) are registered pursuant to Section 12(b) of the Securities Exchange Act and are listed for trading on the Stock Exchange. There is no Proceeding or investigation pending or, to the Knowledge of Trident, threatened against Trident by the Stock Exchange or the SEC with respect to any intention by such entity to deregister the Trident Public Securities or prohibit or terminate the listing of the Trident Public Securities on the Stock Exchange. Trident has taken no action that is designed to terminate the registration of the Trident Public Securities under the Securities Exchange Act. Trident has not received any written or, to the Knowledge of Trident, oral deficiency notice from the Stock Exchange relating to the continued listing requirements of the Trident Public Securities.

Section 4.9 Investment Company. Trident is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case, within the meaning of the Investment Company Act of 1940. Trident constitutes an “emerging growth company” within the meaning of the Jumpstart Our Business Startup Act.

Section 4.10 Noncontravention. Except for the filings pursuant to Section 6.8, the consummation by Trident and Merger Sub of the transactions contemplated by this Agreement and the Ancillary Agreements do not (a) conflict with or result in any breach of any of the material terms, conditions or provisions of, (b) constitute a material default under (whether with or without the giving of notice, the passage of time or both), (c) result in a material violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (e) result in the creation of any Lien upon its Equity Interests under, (f) require any approval under, from or pursuant to, or (g) require any filing with, (i) any Contract or lease to which Trident or Merger Sub is a party, (ii) any Governing Document of Trident or Merger Sub, or (iii) any Governmental Entity under or pursuant to any Law or Order to which Trident or Merger Sub is bound or subject, with respect to clauses (i) and (iii) that are or would reasonably be expected to be material to Trident or Merger Sub. Neither Trident nor Merger Sub is in violation of any of its Governing Documents.

Section 4.11 Business Activities.

(a) Since its organization, other than as described in the Trident SEC Documents, Trident has not conducted any material business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Trident Governing Documents, there is no Contract, commitment, or Order binding upon Trident or to which Trident is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Trident or any acquisition of property by Trident or the conduct of business by Trident after the Closing, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, material to Trident.

(b) Except for this Agreement and the transactions contemplated by this Agreement, Trident has no interests, rights, obligations or Liabilities with respect to, and Trident is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Trident has no material Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities set forth in or reserved against in the balance sheet of Trident as of September 30, 2020 (the “Trident Balance Sheet”); (ii) Liabilities which have arisen after the date of the Trident Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, or was caused by any breach of warranty, breach of Contract or infringement or violation of Law); (iii) Liabilities arising under this Agreement, the Ancillary Agreements and/or the performance by Trident of its obligations hereunder or thereunder; or (iv) for fees, costs and expenses for advisors and Affiliates of Trident, including with respect to legal, accounting or other advisors incurred by Trident in connection with the transactions contemplated by this Agreement.

(d) Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger and has no, and at all times prior to the Closing Date except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation. Except as set forth in Merger Sub’s organizational documents, there is no agreement, commitment, or Order binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Merger Sub to enter into and perform its obligations under this Agreement.

(e) Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

Section 4.12 Tax Matters. Except as set forth on Section 4.12 of Trident’s Disclosure Letter:

(a) Trident has timely filed all material Tax Returns required to be filed by it pursuant to applicable Laws (taking into account any validly obtained extension of time within which to file). All material Tax Returns filed by Trident are correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. All material amounts of Taxes and all material amounts of Tax Liabilities shown on any Tax Return as due and payable by Trident for which the applicable statute of limitations remains open have been timely paid.

(b) Trident has timely and properly withheld or collected and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, individual independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem, value added, and similar Taxes and has otherwise complied in all material respects with all applicable Laws relating to such withholding, collection and payment of Taxes.

(c) No written claim has been made by a Taxing Authority in a jurisdiction where Trident does not file a particular type of Tax Return, or pay a particular type of Tax, that Trident is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction that has not been settled or resolved. The income Tax Returns of Trident made available to the Company, if any, reflect all of the jurisdictions in which Trident is required to remit material amounts of income Tax.

(d) Trident is not currently the subject of any Tax Proceeding with respect to any Taxes or Tax Returns of or with respect to Trident. All material deficiencies for Taxes asserted or assessed in writing against Trident have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of Trident, no such deficiency has been threatened or proposed in writing against Trident.

(e) There are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to Trident or extending a period of Tax collection, assessment or deficiency for Taxes due from or with respect to Trident, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. Trident is not the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to any Taxes or Tax Returns of Trident that would have a material adverse effect on Trident following the date of the Trident Balance Sheet.

(f) Trident has not been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g) There is no Lien for Taxes on any of the assets of Trident, other than Permitted Liens.

(h) Trident (or its successor) will not be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring before the Closing Date governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a disposition occurring before the Closing Date reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received prior to the Closing Date or deferred revenue realized, accrued or received outside the Ordinary Course of Business prior to the Closing Date; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period); or (v) a “closing agreement” as described under Code Section 7121 (or any similar provision of state, local or non-U.S. Laws) entered into prior to the Closing Date.

(i) Trident is not party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement.

(j) Trident has not taken, or agreed to take, any action (nor permitted any action to be taken), and are not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(k) Notwithstanding any other provision in this Agreement, this Section 4.12 contain the sole representations and warranties of Trident concerning Taxes. Notwithstanding any representation or warranty in this Agreement (including the representations and warranties set forth in this Section 4.12), no representation or warranty is being made as to the use or availability of any Tax attribute or credit of Trident in any taxable period (or portion thereof) beginning on the day immediately after the Closing Date.

Section 4.13 Compliance with Laws. Each of Trident and Merger Sub is and has been since its organization, in compliance in all material respects with all Laws applicable to the conduct of the business of Trident or Merger Sub, as applicable, and no uncured written notices have been received by Trident or Merger Sub from any Governmental Entity or any other Person alleging a material violation of any such Laws.

Section 4.14 Inspections; Company. Trident is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and investment in businesses such as the Target Companies. Each of Trident and Merger Sub has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Each of Trident and Merger Sub agrees to engage in the transactions contemplated by this Agreement based upon its own inspection and examination of the Target Companies and on the accuracy of the representations and warranties set forth in Article III and any Ancillary Agreement or certificate delivered by any Target Company pursuant to this Agreement and hereby disclaims reliance upon any express or implied representations or warranties of any nature made by the Company or its Affiliates or representatives, except for those set forth in Article III and in any Ancillary Agreement or certificate delivered by any Target Company pursuant to this Agreement.

Section 4.15 [Reserved].

Section 4.16 Affiliate Transactions. Section 4.16 of Trident’s Disclosure Letter sets forth all contracts and agreements as of the date hereof, between (a) Trident or Merger Sub, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including the Founder Holders) or Affiliate of Trident, Merger Sub or any Founder Holder, or to the Knowledge of Trident, any family member of any of the foregoing Persons, on the other hand (the Persons identified in this clause (b), “Trident Related Parties”), other than agreements which are disclosed in the Trident SEC Documents. Except as disclosed in the Trident SEC Documents or set forth on Section 4.16 of Trident’s Disclosure Letter, no Trident Related Party (i) owns any interest in any material asset used in the business of Trident or Merger Sub, (ii) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor, lessee or competitor of Trident or Merger Sub, or (iii) owes any material amount to, or is owed material any amount by Trident or Merger Sub (other than ordinary course accrued compensation, employee benefits or expense reimbursement, and loans or advances specifically disclosed in the Trident SEC Documents).

Article V
INTERIM OPERATING COVENANTS

Section 5.1 Interim Operating Covenants.

(a) From the Effective Date until the earlier of: (1) the date this Agreement is terminated in accordance with Article VII and (2) the Closing Date (such period, the “Pre-Closing Period”), unless Trident shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing and except (x) as specifically contemplated by this Agreement or the Ancillary Agreements, (y) as set forth on Section 5.1(a) of the Company Disclosure Letter or (z) other than in respect of the restrictions set for in subclauses (i), (iii), (iv), (v) (x) or (xiv), to the extent that any action is taken or omitted to be taken in response to or related to the actual or anticipated effect on any of the Target Companies’ businesses of COVID-19 or any COVID-19 Measures, in each case with respect to this clause (z) in connection with or in response to COVID-19, the Company shall, and shall cause the Target Companies to, conduct and operate their business in all material respects in the Ordinary Course of Business and use its commercially reasonable efforts to preserve their existing relationships with Material Customers and Material Suppliers, and the Company shall not, and shall cause the Target Companies not to:

(i) amend or otherwise modify any of the Governing Documents of any Target Company in any manner that would be adverse to Trident or Merger Sub, except as otherwise required by Law;

(ii) make any material changes to its accounting policies, methods or practices, other than as required by GAAP or applicable Law;

(iii) sell, issue, redeem, assign, transfer, pledge (other than in connection with existing credit facilities), convey or otherwise dispose of (x) any Equity Interests of any Target Company or (y) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating any Target Company to issue, deliver or sell any Equity Interests of any Target Company;

(iv) declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to any equityholder of the Company or any other Target Company, other than to another Target Company;

(v) adjust, split, combine or reclassify any of its Equity Interests;

(vi) (x) incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness (other than (A) additional Indebtedness under existing credit facilities, (B) Indebtedness incurred in the Ordinary Course of Business, including capital leases entered into in the Ordinary Course of Business, (C) Indebtedness incurred in connection with the transactions contemplated herein, and (D) Indebtedness that would convert into Equity Interests upon the consummation of the transactions contemplated herein), (y) make any advances or capital contributions to, or investments in, any Person, other than a Target Company or in the Ordinary Course of Business, or (z) amend or modify in any material respect any Indebtedness for borrowed money (other than in connection with the incurrence of Indebtedness permitted by Section 5.1(a)(vi)(x));

(vii) commit to, authorize or enter into any agreement in respect of, any capital expenditure (or series of commitments or capital expenditures);

(viii) enter into any material amendment or termination (other than an expiration in accordance with the terms thereof) of, or waive compliance with, any material term of any Material Contract or Material Lease or enter into any Contract that if entered into prior to the Effective Date would be a Material Contract or Material Lease, in each case other than in the Ordinary Course of Business and solely to the extent such amendment, termination or waiver would not materially and adversely impact the Target Companies, taken as a whole;

(ix) other than inventory and other assets acquired in the Ordinary Course of Business, acquire the business, properties or assets, including Equity Interests of another Person;

(x) propose, adopt or effect any plan of complete or partial liquidation, dissolution, recapitalization or reorganization, or voluntarily subject to any material Lien, any of the material rights or material assets owned by, or leased or licensed to, any Target Company, except for (x) Permitted Liens, (y) Liens under existing credit facilities or other Indebtedness permitted pursuant to Section 5.1(a)(iv) and (z) as required or contemplated by this Agreement;

(xi) compromise, commence or settle any pending or threatened Proceeding (w) involving payments (exclusive of attorney’s fees) by a Target Company not covered by insurance in excess of one million dollars ($1,000,000) in any single instance, (x) granting injunctive or other equitable remedy against a Target Company, (y) which imposes any material restrictions on the operations of businesses of the Target Companies or (z) by the equityholders of the Company or any other Person which relates to the transactions contemplated by this Agreement;

(xii) except (x) as required under applicable Law, (y) pursuant to the terms of any Company Employee Benefit Plan existing as of the date hereof or (z) in the Ordinary Course of Business, (A) materially increase in any manner the compensation, bonus, severance or termination pay of any of the current or former directors, officers, employees or independent contractors of the Target Companies, (B) become a party to, establish, materially amend (other than as required by applicable Law or as part of an annual renewal for health and/or welfare benefits), commence participation in, or terminate any stock option plan or other stock-based compensation plan, or any material Company Employee Benefit Plan with or for the benefit of any current or former directors, officers, employees or independent contractors of the Target Companies (or newly hired employees), (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Employee Benefit Plan, (D) grant any new awards under any Company Employee Benefit Plan, (E) materially amend or modify any outstanding award under any Company Employee Benefit Plan, (F) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization respecting employees of the Target Companies, (G) forgive any loans made, or issue any loans, to a Target Company’s directors, officers, contractors or employees, or (H) hire or engage any new employee or consultant or terminate the employment or engagement, other than for cause, of any employee or consultant if such new employee or consultant will receive, or does receive, annual base compensation (or annual base wages or fees) in excess of two hundred thousand dollars ($200,000);

(xiii) sell, lease, assign, transfer, license, or otherwise dispose of, create, grant or issue any Liens (other than Permitted Liens), debentures or other securities in or on, any material rights or assets owned by, or leased or licensed to, any Target Company, other than in the Ordinary Course of Business;

(xiv) fail to take any action required to maintain any material insurance policies of any Target Company in force (other than (i) substitution of an insurance policy by an insurance policy with a substantially similar coverage or (ii) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or application), or knowingly take or omit to take any action that could reasonably result in any such insurance policy being void or voidable (other than (i) substitution of an insurance policy by an insurance policy with a substantially similar coverage, (ii) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or application or (iii) actions in the Ordinary Course of Business); or

(xv) agree or commit to do any of the foregoing.

(b) During the Pre-Closing Period, unless Trident shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing and except (x) as contemplated by this Agreement or the Ancillary Agreements, (y) as set forth on Section 5.1(b) of the Company Disclosure Letter or (z) to the extent that any action is taken or not taken in response to the actual or anticipated effect on any Target Company’s business of COVID-19 or any COVID-19 Measures, in each case with respect to this clause (z) in connection with or in response to COVID-19, the Company shall not, and shall cause the Target Companies not to:

(i) enter into, renew or modify any Prohibited Affiliate Transaction; or

(ii) except to the extent required by applicable Law, (1) make, change or revoke any material election relating to Taxes outside the Ordinary Course of Business that is inconsistent with past practice (subject to changes in applicable Law), (2) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (3) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter not disclosed in Section 3.8 of the Company Disclosure Letter (other than at the request of a Taxing Authority), (4) file any amended material Tax Return, (5) enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), (6) surrender any right to claim any refund of a material amount of Taxes, or (7) take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(c) Nothing contained in this Agreement shall be deemed to give Trident, directly or indirectly, the right to control or direct the Company or any operations of any Target Company prior to the Closing. Prior to the Closing, subject to the terms of this Agreement, the Target Companies shall exercise, consistent with the terms and conditions of this Agreement, control over their respective businesses and operations.

Section 5.2 Interim Operating Covenants (Trident and Merger Sub).

(a) During the Pre-Closing Period, unless the Company shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing and except as contemplated by this Agreement or the Ancillary Agreements or as set forth on Section 5.2(a) of Trident’s Disclosure Letter, neither Trident nor Merger Sub shall:

(i) conduct any activities or enter into any Contracts directed toward or in contemplation of an alternative Business Combination to the Business Combination contemplated by this Agreement;

(ii) amend or otherwise modify the Trust Agreement, that certain Warrants Agreement, dated May 29, 2018, by and among the Trustee and Trident, the Trident Governing Documents, or the Merger Sub Governing Documents, in any material respect;

(iii) withdraw any of the Trust Amount, other than as permitted by the Trident Governing Documents or the Trust Agreement;

(iv) make any material changes to its accounting policies, methods or practices, other than as required by GAAP or applicable Law;

(v) except to the extent required by applicable Law, (1) make, change or revoke any material election relating to Taxes outside the Ordinary Course of Business that is inconsistent with past practice (subject to changes in applicable Law), (2) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (3) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter not disclosed in Section 5.2 of Trident’s Disclosure Letter (other than at the request of a Taxing Authority), (4) file any amended material Tax Return, (5) enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), (6) surrender any right to claim any refund of a material amount of Taxes, or (7) take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(vi) other than in connection with a Trident Share Redemption, sell, issue, redeem, assign, transfer, convey or otherwise dispose of (x) any of its Equity Interests, or (y) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating Trident or Merger Sub to issue, deliver or sell any Equity Interests of Trident or Merger Sub;

(vii) other than the Trident Share Redemption, declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to the equityholders of Trident or Merger Sub;

(viii) adjust, split, combine or reclassify any of its Equity Interests;

(ix) reduce the exercise price of any Trident Warrant;

(x) incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, material Liabilities, debts or obligations;

(xi) enter into any transaction or Contract with the Founder Holders or any of their Affiliates for the payment of finder’s fees, consulting fees, monies in respect of any payment of a loan or other compensation paid by Trident or Merger Sub to Trident’s or Merger Sub’s officers or directors, or any Affiliate of Trident’s or Merger Sub’s officers, for services rendered prior to, or for any services rendered in connection with, the consummation of the transactions contemplated by this Agreement;

(xii) compromise, commence or settle any pending or threatened Proceeding (w) involving payments (exclusive of attorney’s fees) by Trident or Merger Sub not covered by insurance in excess of $500,000 or in excess of $1,000,000 in the aggregate, (x) granting material injunctive or other equitable remedy against Trident or Merger Sub, (y) which imposes any material restrictions on the operations of businesses of Trident or Merger Sub, or (z) by the public stockholders of Trident or any other Person which relates to the transactions contemplated by this Agreement;

(xiii) enter into, renew, modify or revise any Contract or agreement with any Trident Related Party; or

(xiv) agree or commit to do any of the foregoing.

(b) Nothing contained in this Agreement shall be deemed to give the Company, directly or indirectly, the right to control or direct Trident or Merger Sub prior to the Closing. Prior to the Closing, Trident and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, control over their business.

Article VI
PRE-CLOSING AGREEMENTS

Section 6.1 Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions set forth in this Agreement, and to applicable Laws, during the Pre-Closing Period, the Parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transactions contemplated by this Agreement), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable (giving effect to the timing of the delivery of the PCAOB Financial Statements), the transactions contemplated by this Agreement.

Section 6.2 Trust & Closing Funding. Subject to the satisfaction or waiver of the conditions set forth in Section 2.5 (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice Trident shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with the Trust Agreement and the Trident Governing Documents, at the Closing, Trident shall (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (b) cause the Trustee to pay as and when due (x) all amounts payable to Trident Stockholders who shall have validly elected to redeem their shares of Trident Common Stock pursuant to the Trident A&R Certificate of Incorporation, and (y) pay all amounts payable pursuant to Section 2.2.

Section 6.3 Listing. During the Pre-Closing Period, Trident shall remain listed as a public company on, and for the Trident Common Stock and Trident Warrants to be listed on, the Stock Exchange.

Section 6.4 Confidential Information. During the Pre-Closing Period, each Party shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Each Party acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives is aware (or upon receipt of any material nonpublic information of the other Party, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party hereby agrees, that during the Pre-Closing Period, except in connection with or support of the transactions contemplated by this Agreement, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of Trident, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.

Section 6.5 Access to Information.

(a) During the Pre-Closing Period, upon reasonable prior written notice, the Target Companies shall afford the representatives of Trident reasonable access, during normal business hours, to the properties, books and records of the Target Companies and furnish to the representatives of Trident such additional financial and operating data and other information regarding the business of the Target Companies as Trident or its representatives may from time to time reasonably request for purposes of consummating the transactions contemplated by this Agreement, but only to the extent that the Target Companies may do so without violating any applicable Laws or obligations to any third party and to the extent that the Target Companies have the authority to grant such access without breaching any restrictions binding on them (and provided that Trident shall abide by the terms of the Confidentiality Agreement). Trident agrees to be responsible for the reasonable and documented out-of-pocket expenses incurred by the Target Companies as a result of providing such access (which shall be treated as Trident Transaction Expenses hereunder).

(b) Trident shall coordinate its access rights pursuant to Section 6.5(a) with the Company to reasonably minimize any inconvenience to or interruption of the conduct of the business of the Target Companies.

(c) Notwithstanding anything to the contrary in this Section 6.5, no Target Company or any of its representatives shall be required to disclose any information to Trident during the Pre-Closing Period if such disclosure would (i) jeopardize any attorney-client or other applicable legal privilege, (ii) require disclosure of any trade secrets of the Target Companies or of third parties, cause a violation of any Target Company’s obligations with respect to confidentiality, or violate any Privacy Requirement, or (iii) contravene any applicable Contracts or Laws. Prior to the Closing, without the prior written consent of the Company, which may be withheld for any reason, Trident and its representatives shall not contact any suppliers to, or customers or other material business relationships of, any Target Company in relation to the transactions contemplated by this Agreement and Trident shall have no right to perform invasive or subsurface investigations of any of the Leased Real Property.

Section 6.6 Notification of Certain Matters.

(a) During the Pre-Closing Period, the Company shall promptly disclose to Trident in writing any development, fact or circumstance of which the Company has Knowledge, arising before or after the Effective Date, that would cause or would reasonably be expected to result in the failure of the conditions set forth in Section 2.5(a) or Section 2.5(b) to be satisfied.

(b) During the Pre-Closing Period, Trident shall promptly disclose to the Company in writing any development, fact or circumstance of which Trident or Merger Sub has Knowledge, arising before or after the Effective Date, that would cause or would reasonably be expected to result in the failure of the conditions set forth in Section 2.5(a) or Section 2.5(c) to be satisfied.

(c) Without limiting Section 6.6(b), Trident shall notify the Company promptly in connection with a written threat to file, or filing of, a Proceeding related to this Agreement or the transactions contemplated herein by any of its stockholders or holders of any Trident Warrants against Trident or its Subsidiaries or against any of their respective directors or officers (any such action, a “Stockholder Action”). Trident shall keep the Company reasonably apprised of the defense, settlement, prosecution or other developments with respect to any such Stockholder Action. Trident shall (i) give the Company the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such litigation, (ii) give due consideration to the Company’s advice with respect to such litigation and (iii) not settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned; provided that, for the avoidance of doubt, Trident shall bear all of its costs of investigation and all of its defense and attorneys’ and other professionals’ fees related to such Stockholder Action.

Section 6.7 Regulatory Approvals; Efforts.

(a) The Parties shall comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act, if applicable. The Parties shall use reasonable best efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity in connection with the above filings, applications or notifications. Each Party shall promptly inform the other Parties of any material communication between itself (including its representatives) and any Governmental Entity regarding any of the transactions contemplated by this Agreement. If a Party or any of its Affiliates receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then the Party, to the extent necessary and advisable, shall provide a reasonable response to such request as promptly as reasonably practicable.

(b) The Parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and, to the extent permissible, promptly furnish the other with copies of notices or other communications (other than any ministerial notices or other communications) between any Party (including their respective Affiliates and representatives), as the case may be, and any third party and/or Governmental Entity with respect to such transactions. Each Party shall give the other Party and its counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other Party in connection with, any proposed material written communication to any Governmental Entity relating to the transactions contemplated by this Agreement. Each Party agrees not to participate in any substantive meeting, conference or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate.

(c) Each Party shall use its reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under any United States federal or state or foreign statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Subject to the other terms of this Section 6.7(c), each Party shall use its reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

(d) Trident shall not take any action that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement as a result of the application of any Antitrust Law.

(e) Notwithstanding anything in this Agreement to the contrary, but subject to compliance with Section 6.4, nothing in this Section 6.7 shall require the Company, Trident, Merger Sub, or any of their respective Affiliates to take any action with respect to any of their respective Affiliates, any of their respective affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) or investment of the Company, Trident, Merger Sub, or their respective Affiliates, or any interests therein, including selling, divesting or otherwise disposing of, licensing, holding separate, or otherwise restricting or limiting its freedom to operate with respect to, any business, products, rights, services, licenses, investments, or assets, of the Company, Trident, Merger Sub, or their respective Affiliates, any of their respective affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) or investment of the Company, Trident, Merger Sub, or their respective Affiliates, or any interests therein.

(f) All filing fees or other payments payable with respect to any and all filings made under the Antitrust Laws in connection with the transactions contemplated by this Agreement shall be Transaction Expenses, fifty percent (50%) of which shall be treated as Company Transaction Expenses hereunder and fifty percent (50%) of which shall be treated as Trident Transaction Expenses hereunder.

Section 6.8 Communications; Press Release; SEC Filings.

(a) Prior to the Closing, any press or other public release or public announcement concerning this Agreement or the transactions contemplated by this Agreement or any matter contemplated by the foregoing shall not be issued without the prior written consent of Trident and the Company; provided, however, that each Party may make any public announcement that is required by applicable law or the requirements of any national securities exchange (it being understood that, to the extent practicable, the Party making such public announcement shall provide such announcement to the other Parties prior to release and consider in good faith any comments from such other Parties); and provided, further, that each Party may make announcements regarding this Agreement and the transactions contemplated hereby consisting solely of information contained in and otherwise consistent with any such mutually agreed press release or public announcement and the Trident SEC Documents to their directors, officers, employees, customers, suppliers and other interested parties without the consent of the other Parties; and provided, further, that subject to this Section 6.8, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

(b) As promptly as practicable following the Effective Date (but in any event within four (4) Business Days thereafter), Trident shall prepare and file a Current Report on Form 8-K pursuant to the Securities Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”) and the Parties shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”). Trident shall provide the Company with a reasonable opportunity to review and comment on the Signing Form 8-K prior to its filing and shall consider such comments in good faith. Trident shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

(c) As promptly as reasonably practicable after the Effective Date, but in any event following delivery of any information required to be delivered by the Company pursuant to this Section 6.8, Trident shall prepare, with the assistance, cooperation, reasonable best efforts and mutual agreement of the Company, and file with the SEC the Registration Statement, which shall comply as to form, in all material respects, with, as applicable, the provisions of the Securities Act, the Securities Exchange Act and the rules and regulations promulgated thereunder (it being understood that the Registration Statement shall include (A) a proxy statement of Trident relating to soliciting proxies from the Trident Stockholders to vote at the Trident Stockholder Meeting in favor of the Trident Stockholder Voting Matters and (B) a prospectus of Trident relating to the shares of common stock to be issued to the Company’s stockholders at the Closing).

(d) Prior to filing with the SEC, Trident will make available to the Company drafts of the Registration Statement and any other documents to be filed with the SEC that relate to the transactions completed hereby, both preliminary and final, and drafts of any amendment or supplement to the Registration Statement and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Trident will advise the Company promptly after it receives notice thereof, of (i) the time when the Registration Statement has been filed, (ii) in the event the Registration Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iii) the filing of any supplement or amendment to the Registration Statement, (iv) any request by the SEC for amendment of the Registration Statement, (v) any comments, written or oral, from the SEC relating to the Registration Statement and responses thereto and (vi) requests by the SEC for additional information in connection with the Registration Statement. Trident shall use its commercially reasonable efforts to as promptly as reasonably practicable respond to any comments of the SEC on the Registration Statement, and shall use its commercially reasonable efforts to have the Registration Statement declared effective by the SEC under the Securities Act as promptly after filing as practicable; provided that prior to responding to comments from the SEC, Trident will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts.

(e) As promptly as reasonably practicable after the SEC has advised Trident that it has no further comments on the Registration Statement, (i) Trident shall request effectiveness of the Registration Statement and as promptly as practicable following the date of such effectiveness, Trident shall file with the SEC the definitive Proxy Statement and cause the definitive Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the Trident Board in accordance with Section 6.8(k), at such time as reasonably agreed by Trident and the Company promptly following the SEC Clearance Date.

(f) If at any time prior to the Closing (including prior to the Trident Stockholder Meeting) any Party discovers or becomes aware of any information that is required to be set forth in an amendment or supplement to the Registration Statement and/or the Proxy Statement so that the Registration Statement and/or the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall promptly inform the other Parties hereto and the Parties shall cooperate reasonably in connection with preparing and, to the extent required by Law, disseminating (including by promptly transmitting to the Trident Stockholders) any such amendment or supplement to the Registration Statement and/or the Proxy Statement containing such information; provided that no information received by Trident or the Company pursuant to this Section 6.8(f) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made hereunder by any Party, and no such information shall be deemed to change, supplement or amend the Schedules hereto.

(g) The Parties acknowledge that a substantial portion of the Registration Statement and certain other forms, reports and other filings required to be made by Trident under the Securities Act, the Securities Exchange Act or other applicable Law in connection with the transactions contemplated by this Agreement (collectively, “Additional Trident Filings”) shall include disclosure regarding the Target Companies and the business of the Target Companies and the Target Companies’ management, operations and financial condition. Accordingly, the Company shall, and agrees to cause the other Target Companies to, as promptly as reasonably practicable, provide Trident with all information concerning the Target Companies that may be required or appropriate for inclusion in the Proxy Statement, the Registration Statement, Additional Trident Filings or any other Trident SEC Filing, in each case as applicable. The Company shall use commercially reasonable efforts to make, and shall cause the other Target Companies to make, its directors, officers, managers and employees to make, available to Trident, its counsel, auditors and other representatives in connection with the drafting of the Proxy Statement, the Registration Statement, Additional Trident Filings and any other Trident SEC Filing, as reasonably requested by Trident, and responding in a timely manner to comments thereto from the SEC. Trident shall make all required filings with respect to the transactions contemplated by this Agreement under the Securities Act, the Securities Exchange Act, applicable blue sky Laws and the rules and regulations thereunder and any other applicable Laws, and Trident and the Company shall reasonably cooperate in connection therewith. Without limiting the generality of the foregoing, the Company and Trident shall reasonably cooperate in connection with (i) preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by the Registration Statement and (ii) obtaining the consents of their respective auditors as required in connection with the Registration Statement, the transactions set forth under this Agreement or applicable Law.

(h) Trident shall prepare a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated by this Agreement pursuant to Form 8-K (the “Closing Form 8-K”). Trident shall provide the Company with a reasonable opportunity to review and comment on the Closing Form 8-K prior to its filing and shall consider such comments in good faith. Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated by this Agreement (“Closing Press Release”). Concurrently with or promptly following the Closing, Trident shall distribute the Closing Press Release, and thereafter Trident shall file the Closing Form 8-K with the SEC no later than four (4) Business Days after Closing.

(i) The Company shall use commercially reasonable efforts to provide to Trident as promptly as reasonably practicable after the Effective Date, (i) audited consolidated balance sheets of the Target Companies as of December 31, 2020 and December 31, 2019, and related audited consolidated statements of operations, shareholders’ equity and cash flows for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Target Companies’ independent auditors (which reports shall be unqualified), prepared in accordance with GAAP, applied on a consistent basis throughout the covered periods and Regulation S-X of the SEC and in each case, audited in accordance with the standards of the PCAOB (the “PCAOB Financial Statements”), (ii) all other audited and unaudited financial statements of the Target Companies and any company or business units acquired by the Target Companies, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Registration Statement (including pro forma financial information), (iii) if required, all selected financial data of the Target Companies required to be included in the Registration Statement and (iv) management’s discussion and analysis of financial condition and results of operations with respect to the periods described in clauses (i) and (ii) above, as necessary for inclusion in the Registration Statement.

(j) Each Party covenants and agrees that the information supplied or to be supplied by such Party or its Affiliates for inclusion in the Registration Statement, the Proxy Statement, the Additional Trident Filings, any other Trident SEC Filing, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (i) the time such information is filed, submitted or made publicly available, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Trident Stockholders, (iii) the time of the Trident Stockholder Meeting or (iv) the Closing (subject to the qualifications and limitations set forth in the materials provided by such Party or that are included in such filings and/or mailings).

(k) Trident shall, as promptly as reasonably practicable following the SEC Clearance Date (and in no event later than seven (7) Business Days after the SEC Clearance Date), establish a record date (which date shall be mutually agreed with the Company) for, duly call and give notice of, the Trident Stockholder Meeting. Without the prior written consent of the Company, the Trident Stockholder Voting Matters shall be the only matters (other than procedural matters) which Trident shall propose to be acted on by the Trident Stockholders at the Trident Stockholder Meeting. Trident shall convene and hold a meeting of Trident Stockholders, for the purpose of obtaining the approval of the Trident Stockholder Voting Matters, which meeting shall be held not more than thirty (30) days after the date on which Trident commences the mailing of the Proxy Statement to its stockholders. Trident shall use its reasonable best efforts to take all actions necessary to obtain the approval of the Trident Stockholder Voting Matters at the Trident Stockholder Meeting, including as such Trident Stockholder Meeting may be adjourned or postponed in accordance with this Agreement, including by soliciting proxies as promptly as reasonably practicable in accordance with applicable Law for the purpose of seeking the approval of the Trident Stockholder Voting Matters. Trident shall, through the Trident Board, recommend to the Trident Stockholders that they vote in favor of the Trident Stockholder Voting Matters and shall include such recommendation in the Proxy Statement (the “Trident Board Recommendation”). The Trident Board shall not (and no committee or subgroup thereof shall) (A) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Trident Board Recommendation, (B) adopt, approve, endorse or recommend any Trident Competing Transaction, (C) following a request in writing by the Company that the Trident Board Recommendation be reaffirmed publicly (it being agreed that the Company may only make two (2) requests pursuant to this clause (C)), fail to reaffirm publicly the Trident Board Recommendation within ten (10) day after the Company made such request or (D) agree to take any of the foregoing actions. Trident agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Trident Stockholder Meeting for the purpose of seeking approval of the Trident Stockholder Voting Matters shall not be affected by any intervening event or circumstance, and Trident agrees to establish a record date for, duly call, give notice of, convene and hold the Trident Stockholder Meeting and submit for the approval of the Trident Stockholders the Trident Stockholder Voting Matters, in each case as contemplated by this Section 6.8(k), regardless of whether or not there shall have occurred any intervening event or circumstance. Notwithstanding anything to the contrary contained in this Agreement, Trident shall be entitled to (and in the case of the following clauses (ii) and (iv), at the request of the Company, shall) postpone or adjourn the Trident Stockholder Meeting for a period of no longer than ten (10) Business Days: (i) to ensure that any supplement or amendment to the Proxy Statement that the Trident Board has determined in good faith, after consultation with outside legal counsel, is required by applicable Law is disclosed to Trident Stockholders and for such supplement or amendment to be promptly disseminated to Trident Stockholders prior to the Trident Stockholder Meeting; (ii) if, as of the time for which the Trident Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of outstanding capital stock of Trident represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Trident Stockholder Meeting; (iii) to seek withdrawals of redemption requests from Trident Stockholders; or (iv) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the Trident Stockholder Voting Matters; provided, that, in the event of any such postponement or adjournment, the Trident Stockholder Meeting shall be reconvened as promptly as reasonably practicable following such time, and in no event later than ten (10) Business Days following such time, as the matters described in such clauses have been resolved.

Section 6.9 Expenses. Except as otherwise provided in this Agreement, each Party shall be solely liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) incurred by such Party or its Affiliates in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of such Party’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

Section 6.10 Directors and Officers.

(a) Beginning on the Closing Date and continuing until the sixth (6th) anniversary of the Closing Date, Trident and the Surviving Company (i) shall and shall cause each Target Company and the Surviving Company to maintain in effect all rights to indemnification, advancement of expenses, exculpation and other limitations on Liability to the extent provided in the Governing Documents of Trident, such Target Company or the Surviving Company, in each case, as in effect as of the Effective Date (“D&O Provisions”) in favor of any current or former director, officer, or manager, or, to the extent authorized under the applicable D&O Provisions, any employee, agent or representative of Trident, any Target Company or the Surviving Company (collectively, with such Person’s heirs, executors or administrators, the “Target Indemnified Persons”), and (ii) shall not, and shall not permit any Target Company or the Surviving Company to, amend, repeal or modify in a manner adverse to the beneficiary thereof any provision in the D&O Provisions as it relates to any Target Indemnified Person, in each case relating to a state of facts existing prior to Closing, without the written consent of such affected Target Indemnified Person (it being agreed that each Target Indemnified Person shall be a third party beneficiary of this Section 6.10). After the Closing, in the event that any Target Company or its successors (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then in each such case, Trident or the Surviving Company shall cause proper provision to be made so that the successors of the Target Company shall succeed to and be bound by the obligations set forth in this Section 6.10.

(b) Tail Policy.

(i) For a period of six (6) years from and after the Closing Date, Trident shall purchase and maintain in effect policies of directors’ and officers’ liability insurance covering those Persons who are currently covered by such policies of the Target Companies and Trident with respect to claims arising from facts or events that occurred on or before the Closing and with no less favorable coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy.

(ii) At or prior to the Closing Date, Trident shall, purchase and maintain in effect for a period of six (6) years thereafter, “run-off” coverage as provided by any Target Company’s and Trident’s fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the Effective Date by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under any Target Company’s or Trident’s existing policies (the policies contemplated by the foregoing clauses (i) and (ii), collectively, the “Tail Policy”); provided that in no event shall Trident be required to expend on the premium thereof in excess of three hundred percent (300%) of the aggregate annual premiums currently payable by the Company and Trident with respect to such current policies (the “Premium Cap”); provided, further, that if such minimum coverage under any such Tail Policy is or becomes not available at the Premium Cap, then any such Tail Policy shall contain the maximum coverage available at the Premium Cap. No claims made under or in respect of such Tail Policy related to any fiduciary or employee of any Target Company shall be settled without the prior written consent of the Company.

Section 6.11 [Reserved].

Section 6.12 Stock Transactions. During the Pre-Closing Period, except as otherwise contemplated by this Agreement, neither the Company nor any of its Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Trident without the prior written consent of Trident if the Company possesses material nonpublic information of Trident.

Section 6.13 Charter Documents. Immediately prior to the Closing, Trident shall (a) file a second amended and restated certificate of incorporation substantially in the form attached hereto as Exhibit C, in accordance with the provisions hereof and the applicable provisions of the DGCL, and (b) amend and restate its bylaws substantially in the form attached hereto as Exhibit D as its bylaws, in each case until thereafter amended in accordance with the provisions thereof and the applicable provisions of the DGCL.

Section 6.14 Exclusivity.

(a) From the Effective Date, until the earlier of the Closing or the termination of this Agreement in accordance with Section 7.1, the Company shall not, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than Trident (and their respective representatives, acting in their capacity as such) (a “Competing Buyer”) that may constitute, or could reasonably be expected to lead to, a Competing Transaction; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction; (iii) furnish (including through any virtual data room) any information relating to any Target Company or any of its assets or businesses, or afford access to the assets, business, properties, books or records of any Target Company to a Competing Buyer, in all cases for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a Competing Transaction; (iv) approve, endorse or recommend any Competing Transaction; or (v) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so; provided that none of the foregoing restrictions shall prohibit any Target Company from taking the actions permitted by the exceptions set forth in Section 5.1(a)(xi) of this Agreement or the related sections of the Company Disclosure Letter, and any such action shall not be deemed a violation of this Section 6.14(a).

(b) From the Effective Date, until the earlier of the Closing or the termination of this Agreement in accordance with Section 7.1, Trident and Merger Sub, shall not directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than the Company (and its representatives, acting in their capacity as such) (an “Alternative Target”) that may constitute or could reasonably be expected to lead to, a Trident Competing Transaction, (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Alternative Target regarding a Trident Competing Transaction; (iii) furnish (including through any virtual data room) any non-public information relating to Trident, Merger Sub or any of their assets or businesses, or afford access to the assets, business, properties, books or records of Trident or Merger Sub to an Alternative Target, in all cases for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a Trident Competing Transaction; (iv) approve, endorse or recommend any Trident Competing Transaction; or (v) enter into a Trident Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Trident Competing Transaction or publicly announce an intention to do so.

Section 6.15 Tax Matters.

(a) Notwithstanding anything to the contrary contained herein, the Surviving Company shall pay any Transfer Taxes incurred in connection with the transactions contemplated by this Agreement to the extent any such Transfer Taxes have not been paid pursuant to Section 2.2(b)(i). The Company shall file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, Trident will join in the execution of any such Tax Returns.

(b) The Parties hereto intend that the transactions contemplated by this Agreement shall qualify for the Intended Tax Treatment. Trident and the Company shall use their respective commercially reasonable efforts to cause the transactions contemplated herein to qualify for, and agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment. Following the Merger, Trident intends to cause the Surviving Company, directly or indirectly, to continue the Company’s historic business or use a significant portion of the Company’s historic business assets in a business, in each case, to the extent required pursuant to Treasury Regulations Section 1.368-1(d). Each of the Parties agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Taxing Authority.

(c) This Agreement shall constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

(d) Trident and the Company shall prepare and file all income Tax Returns consistent with, and shall not take any income Tax reporting position inconsistent with, the Intended Tax Treatment, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar U.S. state, local or non-U.S. Law) or a change in applicable Law.

(e) On or prior to the Closing Date, the Company shall deliver to Trident a certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c) dated no more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of the Company.

Section 6.16 Trident Transaction Expenses. During the Pre-Closing Period, Trident shall use its commercially reasonable efforts to reduce or restructure, in whole or in part, any deferred underwriting fees incurred or payable by Trident in connection with its initial public offering or any outstanding Indebtedness of Trident, in each case such reduction or restructuring to be achieved through the issuance of shares of Trident Common Stock in satisfaction of such fees or Indebtedness.

Section 6.17 Equity Plan. Prior to the Closing Date, Trident shall approve and adopt an incentive equity plan in the form attached hereto as Exhibit E (with such changes that may be agreed in writing by Trident and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either Trident or the Company, as applicable)) (the “Incentive Equity Plan”), effective as of the Closing Date. Within two (2) Business Days following the expiration of the sixty (60) day period following the date Trident has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Trident shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the Trident Common Stock issuable under the Incentive Equity Plan, and Trident shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan remain outstanding.

Section 6.18 Consummation of the Acquisition. In the event that on or before the Closing, the Company shall not have consummated the Acquisition, the Company shall use commercially reasonable efforts to take, or cause to be taken, in accordance with and pursuant to the terms and conditions of the definitive agreement entered into with respect to the Acquisition, all necessary action, and do, or cause to be done, all things necessary to consummate the Acquisition (including executing and delivering any documents, certificates, instruments and other papers that are necessary), within six (6) months after the Closing Date.

Article VII
TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing only as follows:

(a) by the mutual written consent of the Company and Trident;

(b) by the Company or Trident by written notice to the other Party or Parties if any applicable Law is in effect making the consummation of the transactions contemplated by this Agreement illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement of this Agreement results in or causes such final, non-appealable Order or other action;

(c) by the Company or Trident by written notice to the other Party or Parties if the consummation of the transactions contemplated by this Agreement shall not have occurred on or before October 31, 2021 (the “Outside Date”); provided, further, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party that has materially breached any of its representations, warranties, covenants or agreements under this Agreement and such material breach is the primary cause of or has resulted in the failure of the consummation of the transactions contemplated by this Agreement on or before such date;

(d) by the Company, if Trident or Merger Sub breaches in any material respect any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to the Company’s obligations to consummate the transactions set forth in Section 2.5(a) or Section 2.5(c) of this Agreement not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to Trident or Merger Sub, as applicable, by the Company, cannot be cured or has not been cured by the later of the Outside Date and thirty (30) Business Days after receipt of such written notice (in which case the Outside Date shall automatically be extended until the end of such thirty (30) Business Day period, but in no event on more than one occasion) and the Company has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company if the Company is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(e) by Trident, if the Company breaches in any material respect any of their representations or warranties contained in this Agreement or the Company breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Trident’s obligations to consummate the transactions set forth in Section 2.5(a) or Section 2.5(b) of this Agreement not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to the Company by Trident, cannot be cured or has not been cured by the later of the Outside Date and thirty (30) Business Days after the receipt of such written notice (in which case the Outside Date shall automatically be extended until the end of such thirty (30) Business Day period, but in no event on more than one occasion) and Trident has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Trident if Trident or Merger Sub is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement; or

(f) by written notice from either the Company or Trident to the other if the Required Vote is not obtained at the Trident Stockholder Meeting (subject to any adjournment or postponement thereof).

Section 7.2 Effect of Termination(a) . Subject to Section 7.3 and Section 7.4, in the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (a) the Confidentiality Agreement and the agreements contained in Section 6.8(a), Section 6.9, this Section 7.2 and Article VIII of this Agreement, and any other Section or Article of this Agreement referenced in Section 6.8(a), Section 6.9, this Section 7.2 and Article VIII which are required to survive in order to give appropriate effect to Section 6.8(a), Section 6.9, this Section 7.2 and Article VIII , survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its Fraud or its willful and material breach of this Agreement.

Section 7.3 Trident Termination Fee Event(a) . If Trident terminates this Agreement pursuant to Section 7.1(e) and during the twelve month period thereafter, either (x) control of the Company is conveyed, directly or indirectly, to a third party, or (y) all or a substantial portion of the Company’s assets are sold or otherwise transferred to a third party, then the Company shall promptly pay Trident a termination fee equal to the aggregate of such amounts incurred or paid by Trident or its Affiliates in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of such Party’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, which termination fee shall not exceed $500,000. For the purposes of this Section 7.3, “control” means the possession, directly or indirectly, of the power to direct the management and policies of the Company whether through the ownership of voting securities or otherwise.

Section 7.4 Company Termination Fee Event(a) . (A) If Trident terminates this Agreement for any reason permitted under Section 7.1, other than as a result of (x) Section 7.1(b), or (y) Trident’s termination right pursuant to Section 7.1(e), and (B) Trident consummates a Business Combination with one or more operating businesses, then Trident shall promptly pay the Company a termination fee equal to the aggregate of such amounts incurred or paid by the Company or its Affiliates in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of such Party’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, which termination fee shall not exceed $500,000.

Article VIII
MISCELLANEOUS

Section 8.1 Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Trident and the Company. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence. Any such amendment or waiver may occur after the approval of the Trident Stockholder Voting Matters at the Trident Stockholder Meeting so long as such amendment or waiver would not require the further approval of the Trident Stockholders under applicable Law without such approval having first been obtained.

Section 8.2 Waiver of Remedies; Survival of Representations and Warranties.

(a) Except (i) in the case of Fraud, (ii) as set forth in Section 7.2 or (iii) claims to enforce the performance of the covenants required to be performed in whole or in part after the Closing in accordance with Section 8.11, the Company Parties shall have no liability to Trident, Merger Sub, the Founder Holders, the Target Companies or its and their respective successors and permitted assigns, officers, directors, managers, direct and indirect equityholders, members, partners, employees, Affiliates, agents and representatives (collectively, the “Trident Parties”) for any and all losses that are sustained or incurred by any of the Trident Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of the Company’s representations or warranties or breach of any covenant to the extent providing for performance prior to the Closing contained in this Agreement or any certificate delivered in connection with this Agreement. Except (i) in the case of Fraud, (ii) as set forth in Section 7.2 or (iii) claims to enforce the performance of the covenants required to be performed in whole or in part after the Closing in accordance with Section 8.11, the Trident Parties shall have no liability to the Company and its successors and permitted assigns, officers, directors, managers, direct and indirect equityholders, members, partners, employees, Affiliates, agents and representatives (collectively, the “Company Parties”) for any and all losses that are sustained or incurred by any of the Company Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of Trident’s or Merger Sub’s representations or warranties or breach of any covenant to the extent providing for performance prior to the Closing contained in this Agreement or any certificate delivered in connection with this Agreement.

(b) The representations and warranties of the Parties set forth in Article III and Article IV and all covenants of any of the Parties that are to be fully performed prior to Closing, shall not survive the Closing.

Section 8.3 Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 8.3, notices, demands and other communications to the Parties shall be sent to the addresses indicated below:

Notices to the Company	with copies to (which shall not constitute notice):

20808 State Hwy 71 W Unit B, Spicewood, TX, 78669 Attention: Lawrence Anthony DiMatteo Email:

White & Case LLP

1221 Avenue of the Americas

New York NY 10020

White & Case LLP

111 South Wacker Drive, Suite 5100

Chicago, IL 60606

Attention: Elliot Smith

    Gary Silverman

Email: elliott.smith@whitecase.com

    gary.silverman@whitecase.com

Notices to Trident and Merger Sub:	with a copy to (which shall not constitute notice):

77 Water St, Fl 8 New York, NY 10005 Attention: Vadim Komissarov Email:	Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Attention: Giovanni Caruso Email: gcaruso@loeb.com

Section 8.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law) without the prior written consent of the other Parties. Any purported assignment or delegation not permitted under this Section 8.4 shall be null and void.

Section 8.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 8.6 Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Disclosure Letter, Schedule or Exhibit attached hereto or delivered at the same time and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to a specific Section, Subsection, Clause, Recital, Section of a Disclosure Letter, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Clauses, Recitals, Sections of a Disclosure Letter, Schedules or Exhibits of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 8.6 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on the Disclosure Letters, all material amendments and modifications thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable Disclosure Letter. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. If any Party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” An accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP. Except where otherwise provided, all amounts in this Agreement are stated and shall be paid in United States dollars. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to Trident if such information or materials have been uploaded to the electronic data room maintained by the Company and its financial advisors on the FIRMEX online-platform for purposes of the transactions contemplated by this Agreement (the “Data Room”) or otherwise provided to Trident’s representatives (including counsel) via electronic mail, in each case, prior to the Effective Date.

Section 8.7 Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement (together with the Disclosure Letters and Exhibits to this Agreement) contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions (including that certain binding letter of intent among Trident and the Company, dated as of November 16, 2020), whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights and Liabilities with respect to the transactions contemplated by this Agreement exclusively pursuant to the express terms and provisions of this Agreement, and the Parties disclaim that they are owed any duties or are entitled to any remedies not set forth in this Agreement. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 8.8 Counterparts; Electronic Delivery. This Agreement, the Ancillary Agreements and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 8.9 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 8.9, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 8.10 Trust Account Waiver. The Company acknowledges that Trident has established the Trust Account for the benefit of its public Trident Stockholders, which holds proceeds of its initial public offering. For and in consideration of Trident entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, for itself and the Affiliates it has the authority to bind, hereby agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to (i) the public Trident Stockholders upon the redemption of their shares and (ii) the underwriters of Trident’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement (collectively, the “Trust Distributions”)), and hereby waives any claims it has or may have at any time solely against the Trust Account (including the Trust Distributions) as a result of, or arising out of, any discussions, contracts or agreements (including this Agreement) between Trident and the Company and will not seek recourse against the Trust Account (including the Trust Distributions) for any reason whatsoever. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Trident to induce Trident to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates that the Company has the authority to bind under applicable Law. To the extent the Company or any of its Affiliates that the Company has the authority to bind commences any action or proceeding against Trident or any of its Affiliates based upon, in connection with, relating to or arising out of any matter relating to Trident, its Affiliates or its representatives, which Proceeding seeks, in whole or in part, monetary relief against Trident, its Affiliates or its representatives, the Company hereby acknowledges and agrees that the Company’s and such Affiliates’ sole remedy shall be against assets of Trident or such Affiliate or representatives not in the Trust Account and that such claim shall not permit the Company or such Affiliates (or any Person claiming on any of their behalves) to have any claim against the Trust Account (including the Trust Distributions) or any amounts contained in the Trust Account while in the Trust Account.

Section 8.11 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated by this Agreement are unique and recognize and affirm that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.11 shall not be required to provide any bond or other security in connection with any such injunction.

Section 8.12 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than in respect of the Target Indemnified Persons and Non-Party Affiliates, each of whom is an express third-party beneficiary hereunder to the specific provisions in which such Person is referenced and entitled to enforce only such obligations hereunder).

Section 8.13 Disclosure Letters and Exhibits. The Disclosure Letters and Exhibits attached hereto or referred to in this Agreement are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of a Disclosure Letter shall be deemed disclosed in each other Section of the applicable Disclosure Letter to which such fact or item may apply so long as (i) such other Section is referenced by applicable cross-reference or (ii) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or portion of the Disclosure Letter. The headings contained in the Disclosure Letters are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Letters or this Agreement. The Disclosure Letters are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. The Disclosure Letters shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Disclosure Letters shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement, and matters reflected in the Disclosure Letters are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for information purposes; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Disclosure Letters in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Disclosure Letters is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business. No disclosure in the Disclosure Letters relating to any possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Moreover, in disclosing the information in the Disclosure Letters, the Company does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Disclosure Letters shall be kept strictly confidential by the Parties and no third party may rely on any information disclosed or set forth therein.

Section 8.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a corporation, partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated by this Agreement, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Non-Party Affiliate may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise required by this Agreement if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 8.14.

Section 8.15 Legal Representation.

(a) Company.

(i) Each Party hereby agrees, on its own behalf and on behalf of its directors, managers, officers, owners, employees and Affiliates and each of their successors and assigns (all such parties, the “Waiving Parties”), that White & Case LLP (or any successor thereto) (“W&C”) may represent any Target Company or any direct or indirect director, manager, officer, owner, employee or Affiliate thereof, in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (any such representation, the “Company Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the Target Companies in connection with the transactions contemplated by this Agreement, and each Party on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Company Post-Closing Representation may be directly adverse to the Waiving Parties.

(ii) Each Party acknowledges that the foregoing provision applies whether or not W&C provides legal services to the Target Companies after the Closing Date. Each Party, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among W&C, the Target Companies and/or any director, manager, officer, owner, employee or representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or any matter relating to any of the foregoing, are privileged communications and the attorney-client privilege and the expectation of client confidence belongs solely to the Target Companies and is exclusively controlled by the Target Companies and shall not pass to or be claimed by Trident, Merger Sub or the Surviving Company. From and after the Closing, none of Trident or the Surviving Company or any Person purporting to act on behalf of or through Trident, the Surviving Company, or any of the Waiving Parties, will seek to obtain the same by any process. From and after the Closing, each of Trident and the Surviving Company, on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege with respect to any communication among W&C, any Target Company and/or any director, manager, officer, owner, employee or representative of any of the foregoing occurring prior to the Closing in connection with any Company Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between Trident or the Surviving Company, on the one hand, and a third party other than a Target Company, on the other hand, Trident and the Surviving Company may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that none of Trident or the Surviving Company may waive such privilege without the prior written consent of a Target Company.

(b) Trident.

(i) Each Waiving Party hereby agrees that Loeb & Loeb LLP (or any successor thereto) (“L&L”) may represent Trident or any direct or indirect director, manager, officer, owner, employee or Affiliate of Trident (including the Target Companies), in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (any such representation, the “Trident Post-Closing Representation”) notwithstanding its representation (or any continued representation) of Trident in connection with the transactions contemplated by this Agreement, and the Company, on behalf of themselves and the Waiving Parties, hereby consent thereto and irrevocably waive (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Trident Post-Closing Representation may be directly adverse to the Waiving Parties.

(ii) Each Party acknowledges that the foregoing provision applies whether or not L&L provides legal services to Trident after the Closing Date. Each Party for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among L&L, Trident and/or any director, manager, officer, owner, employee or representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or any matter relating to any of the foregoing, are privileged communications and the attorney-client privilege and the expectation of client confidence belongs solely to the Founder Holders and is exclusively controlled by the Founder Holders and shall not pass to or be claimed by Trident or any of the Target Companies. From and after the Closing, none of Trident, the Surviving Company nor any Person purporting to act on behalf of or through Trident, the Surviving Company or any of the Waiving Parties, will seek to obtain the same by any process. From and after the Closing, each of Trident and the Surviving Company, on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege with respect to any communication among L&L and Trident and/or any director, manager, officer, owner, employee or representative of any of the foregoing occurring prior to the Closing in connection with any Trident Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between Trident or the Surviving Company, on the one hand, and a third party on the other hand, Trident or the Surviving Company may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that none of Trident or the Surviving Company may waive such privilege without the prior written consent of a majority of the Founder Holders.

Section 8.16 Acknowledgements.

(a) Company. The Company specifically acknowledges and agrees to Trident’s and Merger Sub’s disclaimer of any representations or warranties other than those set forth in Article IV and any Ancillary Agreement or certificate delivered by Trident or Merger Sub pursuant to this Agreement, whether made by Trident or Merger Sub or any of their respective Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Target Companies and their respective Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Trident or Merger Sub, their respective Affiliates or representatives by any of Trident or Merger Sub or any of their respective Affiliates or representatives), other than those set forth in Article IV and any Ancillary Agreement or certificate delivered by Trident or Merger Sub pursuant to this Agreement. Trident and Merger Sub specifically acknowledges and agrees that, without limiting the generality of this Section 8.16, no Target Company nor any of its respective Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. The Company specifically acknowledges and agrees that except for the representations and warranties set forth in Article IV and any Ancillary Agreement or certificate delivered by Trident or Merger Sub pursuant to this Agreement, none of Trident or Merger Sub makes, nor has Trident or Merger Sub made, any other express or implied representation or warranty with respect to Trident or Merger Sub, their assets or Liabilities, the businesses of Trident or Merger Sub or the transactions contemplated by this Agreement or the Ancillary Agreements. The Company specifically disclaims that it is relying upon or has relied upon any representations or warranties other than those set forth in Article IV and any Ancillary Agreement or certificate delivered by Trident or Merger Sub pursuant to this Agreement.

(b) Trident and Merger Sub. Each of Trident and Merger Sub specifically acknowledges and agrees to the Company’s disclaimer of any representations or warranties other than those set forth in Article III and any Ancillary Agreement or certificate delivered by any Target Company pursuant to this Agreement, whether made by the Company or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Trident, Merger Sub, the Founder Holders, their respective Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Trident, Merger Sub, the Founder Holders, their Affiliates or representatives by any Target Company or any of their respective Affiliates or representatives), other than those set forth in Article III and any Ancillary Agreement or certificate delivered by any Target Company pursuant to this Agreement. Each of Trident and Merger Sub specifically acknowledges and agrees that, without limiting the generality of this Section 8.16, neither the Company nor any of its Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. Each of Trident and Merger Sub specifically acknowledges and agrees that except for the representations and warranties set forth in Article III and any Ancillary Agreement or certificate delivered by any Target Company pursuant to this Agreement, the Company does not make, nor has the Company made, any other express or implied representation or warranty with respect to the Target Companies, their assets or Liabilities, the businesses of the Target Companies or the transactions contemplated by this Agreement or the Ancillary Agreements. Each of Trident and Merger Sub specifically disclaims that it is relying upon or has relied upon any representations or warranties other than those set forth in Article III and any Ancillary Agreement or certificate delivered by the Company pursuant to this Agreement.

Section 8.17 Equitable Adjustments. If, during the Pre-Closing Period, the outstanding shares of Trident Common Stock shall have been changed into a different number of shares or a different class, with the prior written consent of the Company to the extent required by this Agreement, by reason of any stock dividend, share capitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained in this Agreement which is based upon the number of shares of Trident Common Stock will be appropriately adjusted to provide to the stockholders of the Company and Trident the same economic effect as contemplated by this Agreement prior to such event.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

Trident:

TRIDENT ACQUISITIONS CORP.

By:	/s/ Vadim Komissarov
Name:	Vadim Komissarov
Title:	CEO

IN WITNESS WHEREOF, each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

COMPANY:

AUTOLOTTO, INC.

By:	/s/ Matthew Allen Clemenson
Name:	Matthew Allen Clemenson
Title:	Co-Founder and Chief Commercial Officer

IN WITNESS WHEREOF, each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

MERGER SUB:

TRIDENT MERGER SUB II CORP.

By:	/s/ Vadim Komissarov
Name:	Vadim Komissarov
Title:	CEO